THIS AGREEMENT OF LEASE (this “Lease”), made as of this 24th day of September, 2009 by and between Rosh 1450 Properties LLC, having an office c/o The Moinian Group, 530 Fifth Avenue, Suite 1800, New York, New York 10036 ("Landlord") and HARRIS & HARRIS GROUP, INC., a New York corporation, having an office at 111 West 57th Street, Suite 1100, New York, New York 10019 ("Tenant").

1.	BASIC LEASE TERMS.

A.           Definitions.  The following definitions contained in this subsection A of this Article 1 shall have the meanings hereinafter set forth used throughout this Lease and the Exhibits and Schedules (if any) annexed hereto and made a part hereof.

(i)	“Base Tax Year” shall mean the calendar year (as defined in Article 28 hereof) beginning January 1, 2010 and expiring December 31, 2010.

(ii)	“Broker(s)” shall mean Hunter Organization.

(iii)	“Building” the building known as 1450 Broadway, County, City and State of New York.

(iv)	“Commencement Date” shall mean the later to occur of the following: (i) January 1, 2010, or (ii) substantial completion of Landlord’s Initial Construction.

(v)	“Expiration Date” shall mean December 31, 2019.

(vi)	Intentionally Omitted.

(vii)	“Landlord’s Initial Construction” shall mean the work and installations at the Premises as set forth in Schedule “B” annexed hereto and made a part hereof.

(viii)
“Permitted Uses” shall mean executive and administrative offices for general business purposes and adult education classroom use, for operation of Tenant’s business, and uses ancillary thereto and for no other purpose.

(ix)	“Premises” shall mean the entire twenty-fourth (24th) Floor, in the Building, as more particularly shown on Exhibit 1 annexed hereto and made a part hereof.

(x)	“Real Property” shall mean the Building together with the plot of land upon which such building stands.

(xi)	“Rent” shall mean the rent schedule in Exhibit 2 attached hereto.

(xii)	“Rent Commencement Date” shall mean 120 days after the Commencement Date.

(xiii)	“Security Deposit” shall mean the sum of $62,100.00.

(xiv)	"Tenant's Proportionate Share" shall mean 1.8%

(xv)
"Tenant Delay" means any delay which Landlord may encounter in the performance of Landlord's obligations under this Lease by reason of any act of any nature of Tenant, its agents or contractors, such as, delays due to changes in or additions to Landlord’s Initial Construction requested by Tenant, unreasonable delays by Tenant in submission of information or giving authorizations or approvals or delays due to the postponement of any Landlord’s Initial Construction at the request of Tenant.  Tenant shall pay to Landlord any commercially reasonable costs or expenses incurred by Landlord by reason of any Tenant Delay.

Notwithstanding anything to the contrary contained in this subsection A of this Article 1, Articles 1 through 46 of this Lease shall control the rights and obligations of the parties hereto.

B.           Demise.  Subject to and upon the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

C.           Term.  This Lease shall be for a term (the "Term") which commences on the Commencement Date and ends on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. In the event that the date set forth above for the Commencement Date is not a date certain, then within ten (10) days of Landlord's request, Tenant and Landlord shall join in the execution of an agreement stipulating the Commencement Date, the Rent Commencement Date and the Expiration Date of this Lease, provided however, such failure to execute such agreement shall not affect the effectiveness of the terms and provisions hereof.

D.           Rent.  Commencing as of the Rent Commencement Date, and continuing throughout the Term, Tenant shall pay Landlord the annual Rent set forth in Subsection A of this Article 1, payable without demand, on or in advance of the first day of each month in equal monthly installments, in lawful money (legal tender for public or private debts) of the United States of America, at the office of Landlord or such other place as Landlord may designate from time to time  by written notice to Tenant without any set-off, offset, abatement or deduction whatsoever, except as provided in this Lease, Tenant shall pay the first (1st) monthly installment, in the form of either a regular or official bank check, upon Tenant's execution of this Lease.  If the Rent Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall pay to Landlord on or before the first day of the next month the monthly installment of Rent for such partial month on a pro rata basis (based on the actual number of days in the commencement month), and the first month's rent paid by Tenant as described above shall be applied to the first full calendar month of the Term for which Rent shall be due and payable.  Such payment, together with the sum paid by Tenant as first month's Rent upon the execution of this Lease, shall constitute payment of the Rent for the period from the Rent Commencement Date to and including the last day of the next succeeding calendar month.

E.           Rent Credit.  Notwithstanding anything to the contrary hereinabove set forth, provided this Lease is in full force and effect, and Tenant is not in default under this Lease beyond any applicable grace or cure period, Tenant shall be entitled to a credit against the Rent for the period from the Commencement Date to the Rent Commencement Date, as well as for the 16th, 17th, 18th, 28th, 40th, and 52nd months following the Rent Commencement Date.

2.	USE AND OCCUPANCY.

A.           Permitted Uses.   Tenant shall use and occupy the Premises for the Permitted Uses, and for no other purpose.

B.           Use Prohibitions.  Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing, (ii) as an employment agency, labor union office, physician's or dentist's office or for the rendition of any other diagnostic or therapeutic services, dance or music studio, school (except for the training of employees of Tenant), (iii) for a public stenographer or typist, (iv) for a telephone or telegraph agency, telephone or secretarial service for the public at large, (v) for a messenger service for the public at large, (vi) gambling or gaming activities, obscene or pornographic purposes or any sort of commercial sex establishment, (vii) for the possession, storage, manufacture or sale of alcohol, drugs or narcotics, (viii) for the offices or business of any federal, state or municipal agency or any agency of any foreign government or (ix) for a security or guard service, or any other business (except the Permitted Use)for which Landlord would not normally rent space for.  If any provision of this Lease permits, in whole or in part, use involving fabrication of any product or assembly of components of any product or the sale of any product, such use is only permitted to the extent lawful under the present certificate of occupancy for the Building and under laws, ordinances, regulations, rules and orders of any governmental body having jurisdiction over the Premises, from time to time in effect.  The provisions of this Article shall be binding upon Tenant’s successors, assigns, subtenants and licensees and shall not be waived by any consent to an assignment or subletting or otherwise except by written instrument expressly referring to this Article.  Nothing in this subsection B shall preclude Tenant from using any part of the Premises for photographic, multilith or multigraph reproductions in connection with, either directly or indirectly, its own business and/or activities.  Tenant acknowledges that Landlord has the right to maintain ease of access through the lobbies, entry ways, stairways, elevators, and corridors of the Building.  Accordingly, Tenant agrees to operate its business, including, without limitation, the scheduling of classes, events, and similar activities, at such times and in such manner as the traffic of guests, invitees, and employees of Tenant shall not cause unreasonable crowding in the public areas of the Building (including elevators and stairways) and shall not materially interfere with the operation of the Building (in Landlord’s reasonable judgment) or the operation of the businesses of the other tenants in the Building.

3.	ALTERATIONS.

A.           Alterations Within Premises.  Tenant shall not make or perform or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Premises ("Alterations") without Landlord's prior written consent.  Subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or otherwise conditioned, and to the provisions of this Article, Tenant, at Tenant’s expense, may make Alterations in or to the interior of the Premises which are nonstructural, do not affect the Building's mechanical, electrical, plumbing, Class E or other Building systems or the structural integrity of the Building, do not affect any part of the Building other than the Premises, do not affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, do not reduce the value or utility of the Building and which are performed only by contractors and mechanics first approved by Landlord, which approval shall not be unreasonably withheld, delayed or otherwise conditioned, and in compliance with all applicable laws. Tenant shall not perform work which would (i) require changes to the structural components of the Building or the exterior design of the Building, (ii) require any material modification to the Building's mechanical, electrical, plumbing installations or other Building installations outside the Premises, (iii) not be in compliance with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the Building and/or the construction of the Premises, including but not limited to, the Americans with Disabilities Act of 1990, or (iv) be in violation of the Certificate of Occupancy for the Building.  Any changes required by any governmental department affecting the construction of the Premises shall be performed at Landlord's sole cost. All Alterations shall be done at Tenant's expense and at such times and in such manner as Landlord may from time to time commercially reasonably designate pursuant to the conditions for Alterations prescribed by Landlord for the Premises. A copy of the construction conditions and requirements for tenant alteration work and new construction is annexed hereto as Schedule “D” and made a part hereof.

B.           Restoration of Premises.  All furniture, furnishings and movable fixtures and removable partitions installed by Tenant (collectively, “Tenant’s Property”) must be removed from the Premises by Tenant, at Tenant's expense, prior to the Expiration Date.  In addition, prior to the Expiration Date, Tenant shall, at Tenant’s expense, remove those Alterations which Landlord shall commercially reasonably determine do not constitute normal office alterations (“Specialty Alterations”) by notice given to Tenant at the time that the plans and specifications for such Alterations are delivered by Landlord to Tenant.  All Alterations in and to the Premises which may be made by Landlord or Tenant prior to and during the Term, or any renewal thereof, shall become the property of Landlord upon the Expiration Date or earlier end of the Term or any renewal thereof, and shall not be removed from the Premises by Tenant. Tenant shall repair any damage to the Premises or the Building caused by such removal.  Any Tenant’s Property and/or Specialty Alterations not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall become the property of Landlord, but nothing herein shall be deemed to relieve Tenant of responsibility for the cost of removal of any such Specialty Alterations or Tenant’s Property which Tenant is obligated to remove hereunder.

C.           Chlorofluorocarbons.  Anything contained herein to the contrary notwithstanding, Tenant shall repair or remove any mechanical or other equipment within the Premises containing chlorofluorocarbons (“CFC”s”) which was first introduced into the Premises by Tenant and the repair or removal of such equipment, as the case may be, shall conform with all requirements of law.  Additionally any such repair or removal shall be done by contractors reasonably approved by Landlord and subject to the procedures to which Landlord’s said approval shall have previously been obtained.  Tenant shall indemnify and hold Landlord harmless from any liability or damages resulting from any contamination within the Building, as a result of the repair or removal by Tenant of any of the aforesaid equipment containing CFC’s.

D.           Submission of Plans.  Prior to making any Alterations, Tenant (i) shall submit to Landlord or to a consultant appointed by Landlord ("Landlord's Consultant") detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, Class E sprinkler and structural drawings stamped by a professional engineer or architect licensed in the State of New York) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord's approval of such plans and specifications, which approval shall not be unreasonably withheld, delayed or otherwise conditioned, (ii) shall pay to Landlord the reasonable costs and expenses incurred by Landlord (including the reasonable cost of Landlord's Consultant) in connection with Landlord's review of Tenant's plans and specifications, (iii) shall, at its expense, obtain all permits, approvals and certificates required by any governmental bodies, and (iv) shall furnish to Landlord reasonable evidence that Tenant, and Tenant's contractors and subcontractors engaged in connection with such Alterations, are carrying such insurance as Landlord may require, as more particularly set forth in Schedule “D” annexed hereto and made a part hereof.  Upon completion of such Alteration, Tenant, at Tenant's expense, shall obtain certificates of final approval of such Alteration, including the "as-built" drawings showing such Alterations, if same are required by any governmental bodies and shall furnish Landlord with copies thereof.  All Alterations shall be made and performed in accordance with the Rules and Regulations (hereinafter defined) and in accordance with the Americans with Disabilities Act of 1990, as amended, including but not limited to the accessibility provisions thereof; all materials and equipment to be incorporated in the Premises as a result of all Alterations shall be new and first quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.  Tenant agrees to allow Landlord’s designated contractor to bid on any Alterations to be performed by or on behalf of Tenant.  If Landlord’s designated contractor is the lowest bidding contractor, Tenant agrees to award the contract for the performance of such Alterations to such contractor.  Landlord's approval of Tenant's plans, specifications and working drawings for Alterations shall create no responsibility or liability on the part of Landlord with respect to their completeness, design, sufficiency or compliance with all applicable laws, rules or regulations of governmental agencies or authorities.

E.           Mechanics' Liens; Labor Conflicts.  Any mechanic's lien filed against the Premises, or the Real Property, for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant within thirty (30) days thereafter, at Tenant's expense, by payment or filing the bond required by law.  Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, service provider, mechanic or laborer in the Premises, whether in connection with any Alterations, cleaning services or otherwise, if, in Landlord's commercially reasonable judgment, such employment will cause any conflict with other contractors, service providers, mechanics, or laborers engaged in the construction, cleaning, maintenance or operation of the Building by Landlord or Tenant.  In the event of any such conflict, Tenant, upon demand of Landlord, shall cause all contractors, service providers, mechanics or laborers causing such conflict to promptly leave the Building.

4.           REPAIRS.  Landlord shall, at its sole expense(unless need for repair is caused by Tenant), maintain and promptly repair the public and structural portions of the Building, both exterior and interior, and all Building wide mechanical systems, elevators and the roof of the Building.  Tenant shall, throughout the Term, take good care of the Premises and the fixtures and appurtenances therein and at Tenant's sole cost and expense, make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted.  Tenant shall pay Landlord for all replacements to the lamps, tubes, ballasts and starters in the lighting fixtures installed in the Premises.  Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, resulting from the negligence or wrongful acts of, or Alterations made by, or any work, labor, service or equipment done for or supplied to, Tenant or any subtenant, or the installation, use or operation of any property or equipment by Tenant or any of Tenant's subtenants, agents, employees, invitees or licensees, shall be repaired promptly by Tenant, at its sole cost and expense, to the commercially reasonable satisfaction of Landlord.  Tenant also shall repair all damage to the Building and the Premises caused by the moving of Tenant's fixtures, furniture or equipment.  All the aforesaid repairs shall be of quality and class substantially equal to the original work or construction and shall be made in accordance with the provisions of Article 3 hereof.  If Tenant fails after twenty (20) days notice from Landlord to proceed with due diligence to make repairs required to be made by Tenant hereunder, and if Landlord thereafter elects to make any repairs in or to the Building or the facilities and systems thereof for which Tenant is responsible, the same may be made by Landlord, at the expense of Tenant, and the expenses thereof incurred by Landlord shall be collectible by Landlord as additional rent promptly after rendition of a bill or statement therefor.  Tenant shall give Landlord prompt notice of any defective condition in the Premises for which Landlord may be responsible hereunder.  Except as expressly provided in Article 10 hereof or elsewhere in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building, or the Premises, or in or to fixtures, appurtenances, or equipment thereof. If the Premises be or become infested with vermin, Tenant, at Tenant's expense, shall cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein.  If at any time any windows of the Premises are temporarily darkened, if required by law, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

5.           WINDOW CLEANING.  Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.  Landlord shall provide periodic Building standard window cleaning (outside only ) for the outside windows at the Premises at Landlord’s sole expense.

6.	REQUIREMENTS OF LAW; FLOOR LOAD.

A.           Requirements of Law.  Tenant, at Tenant’s sole expense, shall promptly comply with all present and future laws, statutes, orders, directives and regulations of federal, state, county, city and municipal authorities, departments, bureaus, boards, agencies, commissions and other sub-divisions thereof, and of any official thereof and any other governmental and quasi-public authority and all rules, orders, regulations or requirements of the New York Board of Fire Underwriters, or any other similar body which shall now or hereafter impose any violation, order or duty upon Landlord or Tenant with respect to the Premises as a result of the particular manner of use or the  alteration thereof by Tenant, provided that, except with respect to an alteration of the Premises by Tenant, Tenant shall not be required to make any structural or exterior repairs.  Tenant shall not, in its manner of use of the Premises, do or permit to be done any act or thing upon the Premises which is contrary to and will invalidate or be in conflict with any public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Building and fixtures and property therein, or which shall subject Landlord to any liability to any person or for property damage.  Tenant shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, New York Fire Insurance Rating Organization or other authority having jurisdiction and then only in such quantity and manner as not to increase the insurance rate applicable to the Building, or use the Premises in a manner which shall increase the rate of fire insurance on the Building over that in effect prior to this Lease.  If by reason of Tenant's failure to comply with the provisions of this Article, the fire insurance rate shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and Tenant shall make such reimbursement upon the first day of the month following such outlay by Landlord.  In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by the New York Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Premises.  Any work or installations made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to this Article shall be made in conformity with, and subject to the provisions of, Article 3 hereof.

B.           Floor Load. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry and which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all safes, business machines and heavy equipment and installations such that the same are placed and maintained by Tenant, at Tenant's expense, in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance.  Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent and payment to Landlord of Landlord's actual costs in connection therewith.  If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do said work, and that all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Landlord may reasonably designate.

7.	SUBORDINATION.

A.           Subordination.  This Lease is subject and subordinate to each and every trust indenture and mortgage (collectively the "Mortgages") which may now or hereafter affect the Real Property, the Building, and to all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof or thereto, substitutions therefor and advances made thereunder.  This clause shall be self-operative and no further instrument of subordination shall be required to make the interest of any trustee or mortgagee of a Mortgage superior to the interest of Tenant hereunder.  In confirmation of such subordination, however, Tenant shall execute promptly any certificate that Landlord may reasonably request.  Tenant covenants and agrees that, except as expressly provided for herein, Tenant shall not do anything that would constitute a default under any Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default. If, in connection with the financing of the Real Property, the Building any lending institution (such as a bank, insurance company or similar institution regularly issuing first mortgage loans) shall request reasonable modifications of this Lease, provided such modifications do not increase the obligations or (except immaterially) adversely affect the rights of Tenant under this Lease, Tenant covenants to make such modifications. The Landlord shall obtain from the holder or holders of any Mortgages a non-disturbance agreement (“SNDA”) in the lender’s usual form; provided however that the Landlord’s failure to obtain an SNDA shall not constitute a default under this Lease by the Landlord nor shall the terms and provisions of this Lease be affected thereby; and further provided that any costs incurred by Landlord in obtaining such SNDA shall be paid by Tenant immediately upon demand, the failure to pay such costs shall be deemed an Event of Default (as such term is defined herein)with respect to Tenant’s rights under this Lease (a “NDA”) in form and substance reasonably satisfactory to Tenant prior to the Commencement Date.

B.           Attornment.  If at any time prior to the expiration of the Term, any Mortgage shall be foreclosed for any reason, Tenant agrees, at the election and upon demand of any owner of the Real Property or the Building, or of any mortgagee in possession of the Real Property or the Building, to attorn, from time to time, to any such owner, or mortgagee, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease, provided that such owner, mortgagee as the case may be, or receiver caused to be appointed by any of the foregoing, shall not then be entitled to possession of the Premises under the NDA or any other agreement or by law.  The provisions of this subsection B shall inure to the benefit of any such owner or mortgagee, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.  Tenant, however, upon demand of any such owner or mortgagee, agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this subsection B, commercially reasonably satisfactory to any such owner or mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy.  Subject to the NDA, nothing contained in this subsection B shall be construed to impair any right otherwise exercisable by any such owner or mortgagee.

8.           RULES AND REGULATIONS.  Tenant and Tenant's employees, agents, visitors and licensees shall observe faithfully, and comply with, the Rules and Regulations annexed hereto and made a part hereof as Schedule “A” and such other and further commercially reasonable Rules and Regulations as Landlord or Landlord's agents may from time to time adopt (collectively, the "Rules and Regulations") on such notice to be given as Landlord may elect.  Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees but Landlord shall use commercially reasonable efforts to apply the Rules and Regulations in a uniform manner to all tenants of the Building.

9.             INSURANCE.

A.           Liability Insurance.  Tenant shall obtain at its own expense and keep in full force and effect during the Term, a policy of commercial general liability insurance (including, without limitation, insurance covering Tenant's contractual liability under this Lease, under which Tenant is named as the insured, and Landlord, Landlord's managing agent, the present and any future mortgagee of the Real Property or the Building are named as additional insureds.  Such policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained.  Such policy shall also contain a provision which provides the insurance company will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy, without first giving Landlord at least thirty (30) days written notice by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insureds and policy holder.  The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $2,000,000 for injury (or death) and $1,000,000.00 for each person and for damage to property or such greater coverage amounts as Landlord may, from time to time, commercially reasonably require provided such greater coverage amounts are then carried by tenants of similar premises as the Premises in similar office buildings in midtown Manhattan. Such coverage may be maintained by a combined single limit policy in the above coverage amounts and an “umbrella” or excess coverage policy in the amount of $5,000,000.00. Tenant shall also maintain at its own expense during the Term a policy of workers' compensation insurance providing statutory benefits for Tenant's employees and employer's liability.  Tenant shall provide to Landlord upon execution of this Lease and at least thirty (30) days prior to the termination of any existing policy, a certificate evidencing the effectiveness of the insurance policies required to be maintained hereunder which shall include the named insured, additional insured, carrier, policy number, limits of liability, effective date, the name of the insurance agent and its telephone number. Tenant shall provide Landlord with a complete copy of any such policy upon written request of Landlord.  Tenant shall have no right to obtain any of the insurance required hereunder pursuant to a blanket policy covering other properties unless the blanket policy contains an endorsement that names Landlord, Landlord's managing agent and the present and any future mortgagees of the Real Property or the Building as additional insureds, references the Premises, and guarantees a minimum limit available for the Premises equal to the amount of insurance required to be maintained hereunder.  Each policy required hereunder shall contain a clause that the policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.  The limits of the insurance required under this subsection shall not limit the liability of Tenant under this Lease.  All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an insurance company rating organization having a national reputation) as having a general policyholder rating of "A-" and a financial rating of at least "10".  In the event that Tenant fails to continuously maintain insurance as required by this subsection, Landlord may, at its option and without relieving Tenant of any obligation hereunder, order such insurance and pay for the same at the expense of Tenant.  In such event, Tenant shall repay the amount expended by Landlord within ten (10) days of Landlord's written demand therefor.

B.           All-Risk Insurance.  Tenant shall also maintain at its own expense during the Term a policy against fire and other casualty on an "all risk" form covering all Alterations, construction and other improvements installed within the Premises, whether existing in the Premises on the date hereof or hereinafter installed by or on behalf of Landlord or Tenant, and on all furniture, fixtures, equipment, personal property and inventory of Tenant located in the Premises and any property in the care, custody and control of Tenant (fixed or otherwise) sufficient to provide 100% full replacement value of such items, which policy (except with respect to the coverage limits and the types of insurance coverages and the naming of mortgagees as additional insureds) shall otherwise comply with the provisions of subsections A and C of this Article 9.  On any such policy, Tenant shall name Landlord as a loss payee, as its interest may appear.

C.           Waiver of Subrogation.  The parties hereto shall procure an appropriate clause in, or endorsement on, any "all-risk" property insurance covering the Premises and the Building, including its respective Alterations, construction and other improvements as well as personal property, fixtures, furniture, inventory and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery, and each party hereby agrees that it will not make any claim against or seek to recover from the other or the partners, directors, officers, shareholders or employees of such party for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such "all-risk" property insurance policies to the extent that such loss or damage is actually recoverable under such policies exclusive of any deductibles.  If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party shall pay the same.  It is expressly understood and agreed that Landlord will not carry insurance on the Alterations, construction and other improvements presently existing or hereafter installed within the Premises or on Tenant's fixtures, furnishings, equipment, personal property or inventory located in the Premises or insurance against interruption of Tenant's business.

10.           DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE.

A.           Repair of Damage.  If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Owner and this Lease shall continue in full force and effect except as hereinafter set forth.  If the Premises shall be damaged by fire or other casualty, then the Premises shall be repaired and restored to its condition preceding the damage in accordance with the provisions of this Article 10.  Whenever in this Article 10 reference is made to restoration of the Premises, (i) Tenant's obligation shall be as to all property within the Premises such as Tenant's furniture, fixtures, equipment and other personal property of Tenant, any and all Alterations, construction or other improvements made to the Premises by or on behalf of Tenant and any other leasehold improvements existing in the Premises on the date hereof, all of which shall be restored and replaced at Tenant's sole cost and expense and (ii) Landlord's obligation, if any, shall be as to the shell, which constitutes the structure of the Building and the mechanical, electrical, plumbing, air-conditioning and other building-wide systems up to the point of connection into the Premises.  Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, if such repairs and restoration are not in fact completed within Landlord's estimated time period as given by Notice to Tenant by Landlord within sixty (60) days after such fire or other casualty if such failure by Landlord is a result of “Force Majeure.”  The Rent until such repairs shall be made shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises provided, however, should Tenant reoccupy a portion of the Premises for the conduct of its business prior to the date such repairs are made, the Rent shall be reinstated with respect to such reoccupied portion of the Premises and shall be payable by Tenant from the date of such occupancy.  The abatement of Rent provided for in this subsection shall continue for a period of two (2) months following the date Landlord completes its repair and restoration obligations hereunder.

B.           Landlord's Termination Option.   Anything in subsection A of this Article 10 to the contrary notwithstanding, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged by fire or other casualty that, in Landlord's opinion, either substantial alteration, demolition or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), or if the Building, after its proposed repair, alteration or restoration, shall not be economically viable as an office building, then in any of such events, Landlord, at Landlord's option, may, not later than sixty (60) days following such damage, give Tenant a notice in writing terminating this Lease.  In addition, (i) if any damage shall occur to the Premises or the Building during the last two (2) years of the Term, Landlord or Tenant shall have the option to terminate this Lease upon not less than sixty (60) days prior written notice to the other party or (ii) if the holder of a Mortgage applies the proceeds of insurance to the loan and the remaining proceeds, if any, available to Landlord are insufficient to pay for such repair or restoration.  If this Lease is terminated pursuant to the provisions of this subsection B, the Term shall expire upon the date set forth in such notice, and Tenant shall vacate the Premises and surrender the same to Landlord without prejudice however, to Landlord’s rights and remedies against Tenant under this Lease in effect prior to such fire or other casualty and any Rent owing shall be paid up to such date and any payments of Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.  Upon the termination of this Lease under the conditions provided for in the next preceding sentence, Tenant's liability for Rent thereafter accruing shall cease as of the day following such damage.

C.           Repair Delays.  Landlord shall not be liable for reasonable delays which may arise as a result of “Force Majeure” or by reason of the claim adjustment with any insurance company on the part of Landlord and/or Tenant and for causes beyond Landlord’s control, provided Landlord uses good faith commercially reasonable efforts to adjust such claim.

D.           Provision Controlling.  The parties agree that this Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and that Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like import now or hereafter in force shall have no application in any such case.

E.           Property Loss or Damage.  Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.  Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant's business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.  Anything in this Article 10 to the contrary notwithstanding, nothing in this Lease shall be construed to relieve Landlord from responsibility directly to Tenant for any loss or damage caused directly to Tenant wholly or in part by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.  Nothing in the foregoing sentence shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 37 hereof in order to recoup for payments made to compensate for losses of third parties.

F.           Notwithstanding anything to the contrary contained herein, if, in any event, such repairs or restoration shall not be completed within nine (9) month after such fire and other casualty, then Tenant may, upon notice to Landlord, cancel and terminate this Lease and the Lease shall be deemed terminated on the date set forth in said notice (the “Tenant Termination Date”) and Tenant shall vacate the Premises on or prior to the Tenant Termination Date and all Rent shall be pro rated as of the date of such fire or other casualty.

11.           CONDEMNATION.

A.           Condemnation.    If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date.  If only a part of the Real Property shall be so acquired or condemned then, (i) except as hereinafter provided in this subsection A, this Lease and the Term shall continue in force and effect but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, the Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation; (ii) whether or not the Premises shall be affected thereby, Landlord, at Landlord's option, may give to Tenant, within thirty (30) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days notice of termination of this Lease; and (iii) if the part of the Real Property so acquired or condemned shall contain more than twenty percent (20%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant's option, may give to Landlord, within thirty (30) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days notice of termination of this Lease.  If any such thirty (30) days notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date.  If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this subsection A, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit.  In the event of any termination of this Lease and the Term pursuant to the provisions of this subsection A, the Rent shall be apportioned as of the date of such condemnation and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant.

B.           Award.    In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award.  Nothing contained in this subsection B shall be deemed to prevent Tenant from making a claim in any condemnation proceedings for the then value of any furniture, furnishings and fixtures installed by and at the sole expense of Tenant and included in such taking, and for moving expenses provided that such award shall not materially reduce the amount of the award otherwise payable to Landlord.

12.	ASSIGNMENT AND SUBLETTING.

A.           Prohibition Without Consent.  Tenant expressly covenants that it shall not (i) assign or otherwise transfer this Lease or the term and estate hereby granted, (ii) mortgage, pledge or encumber this Lease or the Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant, (iii) sublet the Premises or any part thereof or permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise) or (iv) advertise, or authorize a broker to advertise the Premises for assignment or subletting, without obtaining the prior written consent of Landlord in each instance.  If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained.  The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting.  In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance.  Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 12 shall be void.

B.           Notice of Proposed Transfer.  If Tenant shall at any time or times during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice thereof to Landlord, which notice shall be accompanied by (i) a conformed or photostatic copy of the proposed assignment or sublease, the effective or commencement date of which shall be not less than thirty (30) nor more than one hundred and eighty (180) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report, (iv) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease and (v) in the case of a sublease, such additional information related to the proposed subtenant as Landlord shall reasonably request, if any, prior to such notice by Tenant with respect to a subletting.

C.           Landlord's Options.  The notice containing all of the information set forth in Subsection B of this Article 12 above shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) may, at its option, (a) sublease such space (hereinafter called the "Leaseback Space") from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), or (b) terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises).  Said options may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after the aforesaid notice has been given by Tenant to Landlord; and during such thirty (30) day period Tenant shall not assign this Lease nor sublet such space to any person or entity.  If Landlord fails to give the aforesaid notice within said thirty (30) day period, Tenant shall give a second notice to Landlord after the expiration of said thirty (30) day period and, if Landlord has failed to give the aforesaid notice set forth in the second sentence of this Subsection within ten (10) days after the giving of said second notice by Tenant, Landlord shall be deemed not to have exercised its option under this subsection.

D.           Termination by Landlord.  If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Rent and additional rent due hereunder shall be paid and apportioned to such date. Furthermore, if Landlord exercises its option to terminate this Lease pursuant to subsection C of this Article 12, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant's prospective assignee or subtenant.

E.           Takeback by Landlord.   If Landlord exercises its option to sublet the leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at the lower of (i) the rental rate per rentable square foot of Rent and additional rent then payable pursuant to this Lease, or (ii) the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and such sublease:

(i)           shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are inapplicable, and except as otherwise expressly set forth to the contrary in this Article 12;

(ii)          shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are inapplicable and except as otherwise expressly set forth to the contrary in this Article 12;

(iii)         shall give the subtenant the unqualified and unrestricted right, without Tenant's permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the term of this Lease less one (1) day;

(iv)         shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal; and

(v)          shall also provide that (a) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (b) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord's uncontrolled discretion, shall deem suitable or appropriate, provided, however, if the sublease is for a portion of the Premises then any such purpose or purposes shall not materially interfere with Tenant’s operations in balance of the Premises retained by Tenant , (c) Landlord, at Landlord’s sole expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (d) Landlord, at Landlord’s sole expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any legal or insurance requirements relating to such separation, and (e) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition.

F.           Effect of Takeback or Termination.  If Landlord exercises its option to sublet the Leaseback Space, (i) Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space during the period of time it is so sublet to Landlord; (ii) performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease; and (iii) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or its designee); In addition, if required by applicable law in connection with any termination of this Lease, or subletting of all or any portion of the Leaseback Space to Landlord or its designee, Tenant shall complete, swear to and file any questionnaires, tax returns, affidavits or other documentation which may be required to be filed  with the appropriate governmental agency in connection with any other tax which may now or hereafter be in effect.  Landlord further agrees to pay any amounts which may be assessed in connection with any of such taxes and to indemnify Tenant against and to hold Tenant harmless from any claims for payment of such taxes as a result of such transactions.

G.           Conditions for Landlord's Approval.  In the event Landlord does not exercise either of the options provided to it pursuant to subsection C of this Article 12 and provided that Tenant is not in default of any of Tenant's obligations under this Lease (after notice and the expiration of any applicable grace period) as of the time of Landlord's consent, and as of the effective date of the proposed assignment or commencement date of the proposed sublease, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, delayed for more than thirty (30) days or otherwise conditioned, provided and upon condition that:

(i)           Tenant shall have complied with the provisions of subsection B of this Article 12 and Landlord shall not have exercised any of its options under subsection C of this Article 12 within the time permitted therefor;

(ii)          In Landlord's commercially reasonable judgment the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (a) is in keeping with the then standards of the Building and (b) is limited to the use of the Premises as provided in this Lease.

(iii)         The proposed assignee or subtenant is a reputable party of good character and with commercially reasonable sufficient financial worth considering the responsibility involved, and Landlord has been furnished with commercially reasonable proof thereof;

(iv)         Neither (a) the proposed assignee or subtenant nor (b) any person which directly or indirectly controls, is controlled by or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building;

(v)          The proposed assignee or subtenant is not a person with whom Landlord is or has been, within the preceding six (6) month period, negotiating to lease space in the Building;

(vi)         The form of the proposed sublease or instrument of assignment (a) shall be in form commercially reasonably satisfactory to Landlord, and (b) shall comply with the applicable provisions of this Article 12;

(vii)        There shall not be more than two (2) subtenants (including Landlord or its designee) of the Premises;

(viii)       The rental and other terms and conditions of the sublease are substantially the same as those contained in the proposed sublease furnished to Landlord pursuant to subsection B of this Article 12;

(ix)          Within ten (10) days after receipt of a bill therefor, Tenant shall reimburse Landlord for the reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including without limitation, the costs commercially reasonable of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred by Landlord in connection with the granting of any requested consent;

(x)           (Omitted)

(xi)          The proposed occupancy shall not, in Landlord's commercially reasonable opinion materially (a) increase the office cleaning requirements or (b) the Building's operating or other expenses or (c) impose an extra burden upon services to be supplied by Landlord to Tenant;

(xii)         The proposed assignee or subtenant or its business shall not be subject to compliance with any material additional requirements of law (including related regulations) beyond those requirements which are applicable to the named Tenant herein; and

(xiii)        The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 12, each subletting pursuant to this subsection G of this Article 12 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.  Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of Rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant.  Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article 12.  If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise either of its options under subsection C of this Article 12, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs, and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

H.           Future Requests.   In the event that (i) Landlord fails to exercise either of its options under subsection C of this Article 12 and consents to a proposed assignment or sublease, and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within ninety (90) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of subsection B of this Article 12 before assigning this Lease or subletting all or part of the Premises.

I.           Sublease Provisions.  With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed that:

(i)           No subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;

(ii)           No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord;

(iii)           Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease, (b) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month's Rent.  The provisions of this Article 12 shall be self-operative and no further instrument shall be required to give effect to this provision.

(iv)           If any laws, orders, rules or regulations of any applicable governmental authority require that any Hazardous Substances, including, without limitation, asbestos, contained in or about the Premises to be sublet (the "Sublet Space") be dealt with in any particular manner in connection with any alteration of the Sublet Space, then it shall be the subtenant's obligation, at the subtenant's expense, to deal with such Hazardous Substances in accordance with all such laws, orders, rules and regulations (unless Landlord elects to deal with such Hazardous Substances itself, in which event, the subtenant shall reimburse Landlord for all of Landlord's costs and expenses in connection therewith within ten (10) days next following the rendition of a statement therefor).

J.           Profits from Assignment or Subletting.  If Landlord shall give its consent to any assignment of this Lease or to any sublease or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall in consideration therefor, pay to Landlord, as additional rent:

(i)           in the case of an assignment, an amount equal to one-half (½) of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, one-half (½) of the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns) less one-half (½) of all expenses reasonably and actually incurred by Tenant on account of brokerage commissions and advertising costs in connection with such assignment , provided that Tenant shall submit to Landlord a receipt evidencing the payment of such expenses (or other proof of payment as Landlord shall require).  The sums payable by under this subsection J(i) of this Article 12 shall be paid to Landlord as and when payable by the assignee to the Tenant; and

(ii)           in the case of a sublease, one-half (½) of any rents, additional charges or other consideration payable under the sublease on a per square foot basis to Tenant by the subtenant which is in excess of the Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the one-half (½) of then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns), less one-half (½) of all expenses reasonably and actually incurred by Tenant on account of brokerage commissions, advertising costs and the cost of demising the premises so sublet in connection with such sublease,  provided that Tenant shall submit to Landlord a receipt evidencing the payment of such expenses (or other proof of payment as Landlord shall require).  The sums payable under this subsection J(ii) of this Article 12 shall be paid to Landlord as and when payable by the subtenant to Tenant.

K.           Other Transfers.  (i)  If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange (hereinafter referred to as a "public corporation"), the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of a majority of the stock of Tenant as if such transfer of a majority of the stock of Tenant were an assignment of this Lease; provided, however, that the provisions of subsections A (other than (A(iv)), C, D, E, F, G, H and J shall not apply to transactions with a corporation or other business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or sold, provided that such merger, consolidation or transfer of assets is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further, that in any of such events (a) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation, transfer, or sale, or (2) the net worth of Tenant herein named on the date of this Lease and (b) proof commercially reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

(ii)           If Tenant is a partnership, the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of a majority interest in the partnership, as if such transfer were an assignment of this Lease.

(iii)           If Tenant is a subdivision, authority, body, agency, instrumentality or other entity created and/or controlled pursuant to the laws of the State of New York or any city, town or village of such state or of federal government ("Governmental Entity"), the provisions of subsection A of this Article 12 shall apply to a transfer (by one or more transfers) of any of Tenant's rights to use and occupy the Premises, to any other Governmental Entity, as if such transfer of the right of use and occupancy were an assignment of this Lease; but said provisions shall not apply to a transfer of any of Tenant's rights in and to the Premises to any Governmental Entity which shall replace or succeed to substantially similar public functions, responsibilities and areas of authority as Tenant, provided that in any of such events the successor Governmental Entity (a) shall utilize the Premises in a manner substantially similar to Tenant, and (b) shall not utilize the Premises in any manner which, in Landlord's reasonable judgment, would impair the reputation of the Building as a first-class office building.

L.           Related Corporation.  Tenant may, without Landlord's consent, assign this Lease or sublet all or a portion of the Premises to any corporations or other business entities (but not including Governmental Entities) which control, are controlled by, or are under common control with Tenant (herein collectively referred to as a "related corporation") or to sublet all or part of the Premises to a related corporation for any of the purposes permitted to Tenant, subject however to compliance with Tenant's obligations under this Lease and in such event subsections A (other than (A(iv)), B (other than B(i), B(iii), and B(iv), C, D, E, F, G, H and J shall not apply to an assignment or sublease under this subsection.  Such subletting shall not relieve, release, impair or discharge any of Tenant's obligations hereunder.  For the purposes hereof, "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entities.

M.           Assumption by Assignee.  Any assignment or transfer, whether made with Landlord's consent pursuant to subsection A of this Article 12 or without Landlord's consent pursuant to subsection K or L of this Article 12, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form commercially reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease and agree to be bound by all of the terms, conditions, covenants and provisions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of this Article 12 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.  The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent and/or additional rent by Landlord from an assignee, transferee or any other party, the original named Tenant shall remain fully liable for the payment of the Rent and additional rent and for the other obligations of this Lease on the part of Tenant to be performed or observed.

N.           Liability of Tenant.  The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant's part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord or modifying any of the obligations, of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease except for (a) an extension of the term of this Lease, (b) an increase in Rent or (c) any additional increased materially adverse obligation on the part of the Tenant with respect to the Lease.

O.           Listings.  The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.  Any such listing of others shall constitute a privilege extended by Landlord, revocable at Landlord's will by notice to Tenant.

P.           (Omitted).

Q.           Re-entry by Landlord.  If Landlord shall recover or come into possession of the Premises before the date herein fixed for the termination of this Lease, Landlord shall have the right, at its option, to take over any and all subleases or sublettings of the Premises or any part thereof made by Tenant and to succeed to all the rights of said subleases and sublettings or such of them as it may elect to take over.  Tenant hereby expressly assigns and transfers to Landlord such of the subleases and sublettings as Landlord may elect to take over at the time of such recovery of possession, such assignment and transfer not to be effective until the termination of this Lease or re-entry by Landlord hereunder or if Landlord shall otherwise succeed to Tenant's estate in the Premises, at which time Tenant shall upon request of Landlord, execute, acknowledge and deliver to Landlord such further instruments of assignment and transfer as may be necessary to vest in Landlord the then existing subleases and sublettings.  Every subletting hereunder is subject to the condition and by its acceptance of and entry into a sublease, each subtenant thereunder shall be deemed conclusively to have thereby agreed from and after the termination of this Lease or re-entry by Landlord hereunder of or if Landlord shall otherwise succeed to Tenant's estate in the Premises, that such subtenant shall waive any right to surrender possession or to terminate the sublease and, at Landlord's election, such subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord, as its landlord, under all of the then executory terms of such sublease, except that Landlord shall not (i) be liable for any previous wrongful act or negligence of Tenant under such sublease, (ii) be subject to any counterclaim, defense or offset not expressly provided for in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification or amendment of such sublease or by any previous prepayment of more than one (1) month's rent and additional rent which shall be payable as provided in the sublease, (iv) be obligated to repair the subleased space or the Building or any part thereof, in the event of total or substantial total damage beyond such repair as can reasonably be accomplished from the net proceeds of insurance actually made available to Landlord, (v) be obligated to repair the subleased space or the Building or any part thereof, in the event of partial condemnation beyond such repair as can reasonably be accomplished from the net proceeds of any award actually made available to Landlord as consequential damages allocable to the part of the subleased space or the Building not taken or (vi) be obligated to perform any work in the subleased space or to prepare them for occupancy beyond Landlord's obligations under this Lease, and the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed automatically upon, and as a condition of, occupying or using the Premises or any part thereof, to have given a waiver of the type described in and to the extent and upon the conditions set forth in this Article 12.

13.	CONDITION OF THE PREMISES.

A.           Acceptance by Tenant.   Except for Landlord’s Initial Construction, Tenant has examined the Premises and agrees to accept possession of the Premises in the condition and state of repair which shall exist on the date hereof "as is", and further agrees that, except for Landlord’s Initial Construction, Landlord shall have no other or further obligation to perform any work or make any installations, alterations or improvements in order to prepare the Premises for Tenant's occupancy except as may set forth in this Lease.  The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was so taken, the Premises and the Building were in good and satisfactory condition and that Landlord’s Initial Construction was fully completed except for any “punchlist” items.

B.           All of the terms, covenants and conditions of the Schedules annexed hereto are incorporated in this Lease as if fully set forth at length herein.

14.	ACCESS TO PREMISES.

A.           Access by Landlord.  Tenant shall permit Landlord, Landlord's agents and public utilities servicing the Building to erect, use, maintain and replace concealed ducts, pipes and conduits in and through the Premises.  Landlord, Landlord's agents and/or affiliates, and the holder of any Mortgage shall each have the right to enter the Premises at all reasonable times upon reasonable prior notice (which may be by telephone) to (i) examine the same, (ii) to show them to prospective purchasers, mortgagees or lessees of the Building or space therein, (iii) to make such repairs, replacements, alterations or improvements as Landlord may deem commercially reasonably necessary to the Premises or which Landlord may elect to perform following Tenant's failure beyond any applicable grace or cure period to make repairs or perform any work which Tenant is obligated to perform under this Lease, (iv) for the purpose of complying with laws, regulations or other requirements of government authorities and (v) to perform “Remedial Work” (as defined in Article 40 hereof) after the failure of Tenant, beyond any applicable grace or cure period to perform the same in accordance with the terms of this Lease.  Landlord shall be allowed, during the progress of any work in and about the Premises, to take all necessary material and equipment into and upon the Premises and to store them within the Premises without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall in nowise abate while any such repairs, replacements, alterations, improvements or additions are being made.  During the nine (9) months prior to the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants.  If, in the event of an emergency Tenant shall not be personally present to open and permit an entry into the Premises, Landlord or Landlord's agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord's agents shall accord reasonable care to Tenant's property), and without in any manner affecting the obligations and covenants of this Lease.  With respect to such entry as hereinabove provided in this subsection, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s operations in the Premises.

B.           Other Landlord Privileges.  Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known.  Tenant acknowledges that Landlord may (but shall have no obligation to) perform repairs, improvements, alterations and/or substantial renovation work in and to the public parts of the Building and the mechanical and other systems serving the Building (which work may include improvements to the lobby and facade of the Building, which may require that scaffolding and/or a sidewalk bridge be placed in front of the Building, and the replacement of window glass, requiring access to the same from within the Premises).  Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Rent on account of any noise, vibration or other immaterial disturbance to Tenant's business at the Premises (provided that Tenant is not denied access thereto) which shall arise out of the performance by Landlord of the aforesaid repairs, alterations and renovations of the Building or any part thereof.  Tenant understands and agrees that all parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, corridor walls, doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as reasonable access thereto through the Premises pursuant to the provisions of this Lease for the purposes of operation, maintenance, alteration and repair thereof.   Landlord, throughout the Term, shall have reasonable access to any and all mechanical installations of Landlord, including but not limited to air-cooling, fan, ventilating, machine rooms and electrical closets pursuant to the provisions of this Lease.

15.           CERTIFICATE OF OCCUPANCY. Tenant shall not at any time use the Premises in a manner which is in violation of the existing certificate of occupancy issued for the Premises and Building and in the event that any department of the City or State of New York shall hereafter at any time declare by notice, violation, or order that the manner of use by Tenant of the Premises is a violation of such certificate of occupancy, except for the Permitted Use, Tenant shall, upon fifteen (15) days written notice from Landlord, discontinue such manner of use of the Premises.  Failure by Tenant to discontinue such manner of use after such notice by Landlord shall be considered a default in the fulfillment of a covenant of this Lease and Landlord shall have the right to exercise any and all rights and privileges and remedies given to Landlord by and pursuant to the provisions of Articles 17 and 18 hereof.

16.           LANDLORD'S LIABILITY.  The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or other transferee that such purchaser, grantee, assignee or other transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.  Neither the shareholders, members, directors or officers of Landlord, if Landlord is a corporation, nor the partners comprising Landlord (nor any of the shareholders, members, directors or officers of such partners), if Landlord is a partnership (collectively, the "Parties"), shall be liable for the performance of Landlord's obligations under this Lease.  Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the Parties.  The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to Landlord's interest in the Building and the Real Property and Tenant shall not look to or attach any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.  In no event shall Landlord (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders or other principals or representatives of Landlord be liable for incidental or consequential damages

17.	DEFAULT.

A.           Events of Default; Conditions of Limitation.  This Lease and the term and estate hereby granted are subject to the limitations that upon the occurrence, at any time prior to or during the Term, of any one or more of the following events (referred to as "Events of Default"):

(i)           if Tenant shall default in the payment when due of any installment of Rent or in the payment when same is due of any additional rent, and such default shall continue for a period of eight (8) days after same is due; or

(ii)          if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant's part to be observed or performed (other than the covenants for the payment of Rent and additional rent) and Tenant shall fail to remedy such default within twenty (20) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of twenty (20) days and Tenant shall not commence within said period of twenty (20) days, or shall not thereafter diligently prosecute to completion all steps necessary to remedy such default; or

(iii)         (Omitted).

(iv)         (Omitted).

(v)          if Tenant's interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be permitted under Article 12 hereof; or

(vi)         if this Lease shall be rejected under §235 of Title 11 of the U.S. Bankruptcy Code; or

(vii)        if any execution or attachment shall be issued against Tenant or any of Tenant's property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied;

then, in any of said cases, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord's option, may give to Tenant a five (5) days notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 18 hereof.

B.           Effect of Bankruptcy.  Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be canceled by Landlord by sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (ii) the making by Tenant of any assignment or any other arrangement for the benefit of creditors under any state statute.  Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Premises but shall forthwith quit and surrender the Premises.  If this Lease shall have been assigned in accordance with its terms, the provisions of this Article 17 shall be applicable to any of the persons or entities primarily or secondarily liable for Tenant’s obligations under this Lease.  It is stipulated and agreed that in the event of the termination of this Lease pursuant to this subsection, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount determined in accordance with Subsection B(i)(c) of Article 18 of this Lease.

C.           Conditional Limitation.  Nothing contained in this Article 17 shall be deemed to require Landlord to give the notices herein provided for prior to the commencement of a summary proceeding for non-payment of rent or a plenary action for recovery of rent on account of any default in the payment of the same, it being intended that such notices are for the sole purpose of creating a conditional limitation hereunder pursuant to which this Lease shall terminate and if Tenant thereafter remains in possession after such termination, Tenant shall do so as a holdover tenant.

18.           REMEDIES AND DAMAGES.

A.           Landlord's Remedies.    (i)  If Tenant shall default, after ten (10) days after same is due of any installment of Rent or in the payment when due of any additional rent, or if any execution in the payment or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, or if this Lease and the Term shall expire and come to an end as provided in Article 17:

(a)           Landlord and its agents may, at any time after such default (and the expiration of any applicable grace or cure period) or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, either by summary proceedings, or by any other applicable action or proceeding, (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b)           Landlord, at Landlord's option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.  Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(ii)           Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The words "re-enter", "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.  In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant's part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.  The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

B.           Damages.  (i)  If this Lease and the Term shall expire and come to an end as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in subsection A of this Article 18, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)           Tenant shall pay to Landlord all Rent, additional rent and other charges payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b)           Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as "Deficiency") between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of subsection A(i) of this Article 18 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, or Landlord's reentry upon the Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, advertising, legal expenses, attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c)           whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiencies as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of subsection B(1)(b) of this Article 18 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(ii)           If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this subsection B.  Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease.  Solely for the purposes of this Article, the term "Rent" as used in subsection B(i) of this Article 18 shall mean the Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase or decrease pursuant to the provisions of Article 28 hereof for the Comparison Year (as defined in said Article 28) immediately preceding such event.  Nothing contained in Article 17 or this Article 18 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or direct damages to which Landlord may be entitled in addition to the damages set forth in subsection B(i) of this Article 18 but the foregoing shall not include any punitive, special or consequential damages.

C.           Legal Fees.  (i)  Tenant hereby agrees to pay, as additional rent, all reasonable attorneys' fees and disbursements (and all other court costs or expenses of legal proceedings) which Landlord actually incurs or pays out by reason of, or in connection with:

(a)           any action or proceeding by Landlord to terminate this Lease;

(b)           any other action or proceeding by Landlord against Tenant (including, but not limited to, any arbitration proceeding);

(c)           any default by Tenant, beyond any applicable grace or cure periods in the observance or performance of any obligation under this Lease (including, but not limited to, matters involving payment of rent and additional rent, computation of escalations, alterations or other Tenant's work and subletting or assignment), whether or not Landlord commences any action or proceeding against Tenant; and

(d)           any action or proceeding brought by Tenant against Landlord (or any officer, partner or employee of Landlord) in which Tenant fails to secure a final unappealable judgment against Landlord;

(e)           in connection with this Lease, any other appearance by Landlord (or any officer, partner or employee of Landlord) as a witness or otherwise in any action or proceeding in connection with this Lease involving or affecting Landlord, Tenant or this Lease.

(ii)           Tenant's obligations under this subsection C of Article 18 shall survive the expiration of the Term hereof or any earlier termination of this Lease for a period of one (1) year.  This provision is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorneys' fees.

D.           Additional Landlord Remedies.  Tenant hereby acknowledges and agrees that in the event this Lease and the Term hereof shall expire and come to an end as provided in Article 17 within the first two (2) years of the term of this Lease, Tenant shall be liable for an amount equal to the sum of the unamortized portion of (i) the cost of Landlord’s Initial Construction plus(ii) any brokerage commissions or fees paid by Landlord in connection with this Lease (amortized on a straight-line basis over the Term of this Lease), which sum shall be immediately due and payable by Tenant on demand by Landlord and deemed to be additional rent hereunder.

19.           FEES AND EXPENSES.

A.           Curing Tenant's Defaults.  If Tenant shall default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, after the giving of notice (if required) and upon the expiration of any applicable grace or cure period (except if such default by Tenant results in an emergency situation at the Premises and/or at the Building, in which event no grace or cure period shall be applicable and Landlord may immediately or at any time thereafter and without notice perform the same for the account of Tenant.  If Landlord makes any expenditures or incurs any obligations for the payment of money in connection with any such default by Tenant or the cure thereof including, but not limited to, any direct damages or fines or incur any reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefor.  If the Term hereof shall have expired at the time Landlord sustains or incurs such expenditures, such sums shall be recoverable by Landlord, as damages.

B.           Late Charges.  If Tenant shall fail to make payment of any installment of Rent or any additional rent within ten (10) days after the date when such payment is due, Tenant shall pay to Landlord, in addition to such installment of Rent or such additional rent, as the case may be, as a late charge and as additional rent, a sum equal to three (3%) percent of the late amount. Tenant acknowledges and agrees that, except as otherwise expressly provided herein, if Tenant fails to dispute any item of additional rent within twenty (20) days of receipt of a bill or notice therefor, Tenant shall be deemed to have waived its right to dispute the same.

20.           NO REPRESENTATIONS BY LANDLORD. Landlord or Landlord's agents have made no representations or promises with respect to the Building, the Real Property, the Premises, Taxes (as defined in Article 28 hereof) or any other matter or thing affecting or related to the Premises, except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein.

21.           END OF TERM.

A.           Surrender of Premises.    Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of its property pursuant to Article 3 hereof.  Tenant's obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term.  If the last day of the Term or any renewal thereof falls on Saturday or Sunday this Lease shall expire on the immediately preceding business day.

B.           Holdover by Tenant.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be substantial, will exceed the amount of the monthly installments of the Rent theretofore payable hereunder, and will be impossible to accurately measure.  Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within one (1) day after the Expiration Date or sooner termination of the Term, in addition to any other rights or remedy Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to two (2) times the aggregate of that portion of the Rent and the additional rent which was payable under this Lease during the last month of the Term.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 21, which provisions shall survive the Expiration Date or sooner termination of this Lease.  If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Expiration Date of this Lease, notwithstanding the acceptance of any Rent and additional rent paid by Tenant pursuant to the preceding provisions, Tenant shall be subject not only to summary proceeding and all damages related thereto, but also to any damages arising out of lost opportunities (and/or new leases) by Landlord to re-let the Premises (or any part thereof).  All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

22.           QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 16 hereof and mortgages.

23.           FAILURE TO GIVE POSSESSION. Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force, or otherwise, and further waives the right to recover any damages which may result from Landlord's failure to deliver possession of the Premises on the date set forth in Article 1 hereof for the commencement of the Term for any reason whatsoever, including, but not limited to, the failure of the present tenant of the Premises to vacate and surrender the Premises to Landlord. If Landlord shall be unable to give possession of the Premises on such date, and provided Tenant is not responsible for such inability to give possession, the Rent reserved and covenanted to be paid herein shall not commence until the possession of the Premises is given or the Premises are available for occupancy by Tenant, and no such failure to give possession on such date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or claim for rescission of this Lease, nor shall same be construed in anyway to extend the Term.  If permission is given to Tenant to enter into the possession of the Premises or to occupy premises other than the Premises prior to the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, including the covenant to pay Rent.

24.           NO WAIVER.

A.             If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the Term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the Term shall not be considered an extension thereof or a vested right in Tenant to such further term, so as to prevent Landlord from canceling this Lease pursuant to the terms hereof and any such extension thereof during the remainder of the original Term; such privilege, if and when so exercised by Landlord pursuant to the terms hereof, shall cancel and terminate this Lease and any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease pursuant to the terms hereof shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

B.           No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord.  No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises.  In the event Tenant at any time desires to have Landlord sublet the Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting.

C.           The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act which would have originally constituted a violation from having all force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord.

D.           No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

E.           This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease.  Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25.           WAIVER OF TRIAL BY JURY.  It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise.  It is further mutually agreed that in the event Landlord commences any summary proceeding (whether for nonpayment of rent or because Tenant continues in possession of the Premises after the expiration or termination of the Term), Tenant will not interpose any counterclaim (except for mandatory or compulsory counterclaims) of whatever nature or description in any such proceeding.

26.           INABILITY TO PERFORM. This Lease and the obligation of Tenant to pay Rent and additional rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in nowise be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident or by any cause whatsoever reasonably beyond Landlord's control, including but not limited to, laws, governmental preemption in connection with a National Emergency or by reason of any rule, order or regulation of any federal, state, county or municipal authority or any department or subdivision thereof or any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, “Force Majeure”).

27.           BILLS AND NOTICES. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be deemed sufficiently given or rendered if in writing, sent by registered or certified mail (return receipt requested), postage prepaid, addressed as follows or to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the others in accordance with the provisions of this Article 27:

If to Landlord:	Rosh 1450 Properties LLC
c/o The Moinian Group
530 Fifth Avenue, Suite 1800
New York, New York 10036

with a copy to:	Property Manager
Cushman and Wakefield
1450 Broadway, 7th Floor
New York, New York 10018

If to Tenant:	Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY 10018

with a copy to:	Ballon Stoll Bader & Nadler, P.C.
729 Seventh Avenue, 17th Floor
New York, NY 10019
Attention: David Nadler, Esq.

or at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises.  Tenant hereby acknowledges and agrees that any such bill, statement, demand, notice, request or other communication may be given by Landlord's agent on behalf of Landlord. Any such bill, statement, demand, notice, request or other communication shall be deemed to have been rendered or given on the date when it shall have been mailed as provided in this Article 27.  Notwithstanding anything contained in this Article 27 to the contrary, bills and statements issued by Landlord may be sent by the method(s) set forth hereinabove, without copies to any other party except if mailed by Landlord subsequent to the date of Tenant’s vacating, deserting, abandoning or surrendering the Premises.  This notice provision has been specifically negotiated between the parties hereto.

28.           ESCALATION.

A.           Defined Terms.   In a determination of any increase in the Rent under the provisions of this Article 28, Landlord and Tenant agree as follows:

(i) "Taxes" shall mean the aggregate amount of real estate taxes and any special or other assessments (exclusive of penalties and interest thereon) imposed upon the Real Property and real estate taxes or assessments imposed in connection with the receipt of income or rents solely from the Building to the extent that same shall be in lieu of all or a portion of the aforesaid taxes or assessments, or additions or increases thereof (including, without limitation, (i) Omitted (ii) assessments made in connection with any business improvement district and (iii) any assessments levied after the date of this Lease for public benefits to the Real Property or the Building (excluding an amount equal to the assessments payable in whole or in part during or for the Base Tax Year (as defined in Article 1 of this Lease)) which assessments, if payable in installments, shall be deemed payable in the maximum number of permissible installments and there shall be included in real estate taxes for each Comparison Year in which such installments may be paid, the installments of such assessment so becoming payable during such Comparison Year (in the manner in which such taxes and assessments are imposed as of the date hereof); provided, that if because of any change in the taxation of real estate, any other tax or assessment (including, without limitation, any occupancy, gross receipts, rental, income, franchise, transit or other tax) is imposed upon Landlord or the owner of the Real Property or the Building, based on the occupancy, rents or income therefrom, in substitution for or in addition to, any of the foregoing Taxes, such other tax or assessment shall be deemed part of the Taxes. With respect to any Comparison Year (hereinafter defined) all expenses, including reasonable attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered in computing the adjustment set forth in subsection D(i)(a).

(ii) "Assessed Valuation" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

(iii) "Tax Year" shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

(iv) "Base Taxes" shall mean the Taxes payable for the Base Tax Year.

(v) "Comparison Year" shall mean with respect to Taxes, any Tax Year subsequent to the Base Tax Year for any part or all of which there is an increase in the Rent pursuant to subsection B of this Article 28.

(vi) "Landlord's Statement" shall mean an instrument or instruments containing a comparison of any increase or decrease in the Rent for the preceding Comparison Year pursuant to the provisions of this Article 28.

B.           Escalation.  (i) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then the Rent for such Comparison Year and continuing thereafter until a new Landlord's Statement is rendered to Tenant, shall be increased by Tenant's Proportionate Share of such increase. The Taxes shall be initially computed on the basis of the Assessed Valuation in effect at the time Landlord's Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in subsection D(i)(a) of this Article 28.

C.           Payment of Escalations.  (i) At any time prior to, during or after any Comparison Year Landlord shall render to Tenant, either in accordance with the provisions of Article 27 hereof or by personal delivery at the Premises, a Landlord's Statement or Statements showing separately or together (a) a comparison of the Taxes payable for the Comparison Year with the Base Taxes, and (b) the amount of the increase in the Rent resulting from each of such comparisons. Landlord's failure to render a Landlord's Statement and/or receive payments with respect thereto during or with respect to any Comparison Year shall not prejudice Landlord's right to render a Landlord's Statement and/or receive payments with respect thereto during or with respect to any subsequent Comparison Year, and shall not eliminate or reduce Tenant's obligation to pay increases in the Rent pursuant to this Article 28 for such Comparison Year. Landlord may also at any time and from time to time, furnish to Tenant a revised Landlord's Statement or Statements showing separately or together a comparison of the Taxes payable for the Comparison Year with the Base Taxes.

(ii) (a) With respect to an increase in the Rent resulting from an increase in the Taxes for any Comparison Year above the Base Taxes, Tenant shall pay to Landlord a sum equal to one-half (½) of such increase on the first day of June and a sum equal to one-half (½) of such increase on the first day of December of each calendar year. If Landlord's Statement shall be furnished to Tenant after the commencement of the Comparison Year to which it relates, then (1) until Landlord's Statement is rendered for such Comparison Year, Tenant shall pay Tenant's Proportionate Share of Taxes for such Comparison Year in semi-annual installments, as described above, based upon the last prior Landlord's Statement rendered to Tenant with respect to Taxes, and (2) Tenant shall, within fifteen (15) days after Landlord's Statement is furnished to Tenant, pay to Landlord an amount equal to any underpayment of the installments of Taxes theretofore paid by Tenant for such Comparison Year and, in the event of an overpayment by Tenant, Landlord shall permit Tenant to credit against subsequent payments of Rent the amount of such overpayment and, if such overpayment occurs in the last Tax Year of the then Term of this Lease, by cash payment to Tenant. If during the Term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then, at Landlord's option, Tenant's Proportionate Share with respect to Taxes shall be correspondingly accelerated or revised so that Tenant's Proportionate Share is due at least thirty (30) days prior to the date payments are due to the taxing authorities or the superior mortgagee, as the case may be. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from Tenant's Proportionate Share of such Taxes.

(b) Following each Landlord's Statement, a reconciliation shall be made as follows: Tenant shall be debited with any increase in the Rent shown on such Landlord's Statement and credited with the aggregate, if any, paid by Tenant on account in accordance with the provisions of subsection C(ii)(a) or C(ii)(b) for the Comparison Year in question; Tenant shall pay any net debit balance to Landlord within fifteen (15) days next following rendition by Landlord, in accordance with the provisions of Article 27 hereof, of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installment of Minimum Rent.

D.           Adjustments.  (i) (a) In the event that, after a Landlord's Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Comparison Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a statement adjusting the Taxes for such Comparison Year (taking into account the expenses mentioned in the last sentence of subsection A(i) of this Article 28) and setting forth Tenant's Proportionate Share of such refund and Tenant shall be entitled to receive such Share by way of a credit against the Rent next becoming due after the sending of such Statement; provided, however, that Tenant's Share of such refund shall be limited to the amount, if any, which Tenant had theretofore paid to Landlord as increased Rent for such Comparison Year on the basis of the Assessed Valuation before it had been reduced.

(b) In the event that, after a Landlord's Statement has been sent to Tenant, the Assessed Valuation which had been utilized in computing the Base Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (1) the Base Taxes shall be retroactively adjusted to reflect such reduction, (2) the monthly installment of Rent shall be increased accordingly and (3) all retroactive additional rent resulting from such retroactive adjustment shall be forthwith payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and additional rent payments.

(ii) Any Landlord's Statement sent to Tenant shall be conclusively binding upon Tenant unless, within thirty (30) days after such statement is sent, Tenant shall (a) pay to Landlord the amount set forth in such statement, without prejudice to Tenant's right to dispute the same, and (b) send a written notice to Landlord objecting to such statement and specifying the particular respects in which such statement is claimed to be incorrect.

(iii) Anything in this Article 28 to the contrary notwithstanding, under no circumstances shall the rent payable under this Lease be less than the then annual Base Rent set forth in Article 1 hereof.

(iv) The expiration or termination of this Lease during any Comparison Year for any part or all of which there is an increase or decrease in the Rent under this Article shall not affect the rights or obligations of the parties hereto respecting such increase or decrease and any Landlord's Statement relating to such increase or decrease may, on a pro rata basis, be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. Any payments due under such Landlord's Statement shall be payable within thirty (30) days after such statement is sent to Tenant.

E.           (Omitted).

29.           SERVICES.

A.           Elevator. Landlord shall provide passenger elevator facilities on business days from 12:00 A.M. to 11:59 P.M. and shall have one passenger elevator in the bank of elevators servicing the Premises available at all other times. Landlord shall provide freight elevator services on an "as available" basis for incidental use by Tenant from 8:00 A.M. through 12:00 Noon and from 1:00 P.M. through 5:00 P.M. on business days only.  Any extended use may be arranged with Landlord's prior consent, which consent shall not be unreasonably withheld or delayed and Tenant shall pay as additional rent all building standard charges therefor.  Tenant shall not be charged for any elevator use during its initial move-in into the Premises.

B.           Heating.  Landlord shall furnish heat to the Premises when and as required by law, on business days from 8:00 A.M. to 6:00 P.M.  Landlord shall not be responsible for the adequacy, design or capacity of the heating distribution system if the normal operation of the heat distribution system serving the Building shall fail to provide heat at reasonable temperatures or any reasonable volumes or velocities in any parts of the Premises by reason of any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant.

C.           Cooling/Central System or Package Unit Serving Multiple Tenants. The Premises shall be serviced by a Tenant controlled air conditioning and ventilation system installed by Landlord. Landlord shall furnish air-cooling on business days from 8:00 A.M. to 6:00 P.M. from May 15 through October 15 of each year during the Term, when, in the judgment of Landlord, commercially reasonably exercised, it may be required for the comfortable occupancy of the Premises, and shall ventilate the Premises on business days and for similar hours during other months of the year.   Tenant agrees to maintain and repair such system at its own cost and expense and Tenant shall maintain a service contract for the air-conditioning units.  Tenant shall not alter, modify or replace such air-cooling system, or any part thereof.   Anything in this subsection C to the contrary notwithstanding, Landlord shall not be responsible if the normal operation of the air-cooling system serving the Premises shall fail to provide cooled air at reasonable temperatures, pressures or degrees of humidity or any reasonable volumes or velocities in any parts of the Premises. Tenant agrees to keep and cause to be kept closed all of the windows in the Premises whenever the air-cooling system is in operation and agrees to lower and close the blinds when necessary because of the sun's position whenever the air-cooling system is in operation. Tenant at all times agrees to cooperate fully with Landlord and to abide by the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the air-cooling system.

D.           After Hours and Additional Services. The Rent does not include any charge to Tenant for the furnishing of any additional passenger elevator facilities or any freight elevator facilities (other than as provided in Article 29 subsection A) or for the service of heat to the Premises during periods other than the hours and days set forth in sections A, B and C of this Article 29 for the furnishing and distributing of such facilities or services (referred to as "Overtime Periods"). Accordingly, if Landlord shall furnish any (i) additional passenger elevator facilities to Tenant during Overtime Periods or freight elevator facilities, except as provided in subsection A of this Article 29, or (ii) heat to the Premises during Overtime Periods, then Tenant shall pay Landlord additional rent for such facilities or services at the standard rates then fixed by the Landlord for the Building or, if no such rates are then fixed, at commercially reasonable rates. Neither the facilities nor the services referred to in this Article 29D shall be furnished to Tenant or the Premises if Landlord has not received advance notice from Tenant specifying the particular facilities or services requested by Tenant at least twenty-four (24) hours prior to the date on which the facilities or services are to be furnished; or if Tenant is in default under any of the terms, covenants or conditions of this Lease beyond any applicable grace or cure period; or if Landlord shall commercially reasonably determine, that such facilities or services are requested in connection with, or the use thereof shall create or aid in a default under any term, covenant or condition of this Lease.  All of the facilities and services referred to in this Article 29D are conveniences and are not and shall not be deemed to be appurtenances to the Premises, and the failure of Landlord to furnish any or all of such facilities or services shall not constitute or give rise to any claim of an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise.  Landlord may limit the furnishing during Overtime Periods of any of the facilities or services referred to in this Article 29D to a total of thirty (30) hours in any one week.

E.           Cleaning/Provided by Landlord.    Landlord, at Landlord’s sole expense, shall provide cleaning services for the Premises five (5) days per each week pursuant to a Landlord’s cleaning standards for the Building.  In addition, Tenant shall, at its own cost and expense, clean and remove all garbage, waste, rubbish and refuse from the Premises and the Building in accordance with such rules and regulations Landlord deems reasonably necessary for the proper operation of the Building.

F.           Sprinkler System. If there now is or shall be installed by Landlord in the Building a "sprinkler system", and such system or any of its appliances shall be damaged or injured or not in proper working order by reason of the negligence or wrongful act of Tenant, Tenant's agents, servants, employees, licensees or visitors, Tenant shall forthwith restore the same to good working condition at its own expense; and if the New York Board of Fire Underwriters or the New York Fire Insurance Rating Organization or any bureau, department or official of the state or city government, shall require or recommend that any additional sprinkler heads be made or supplied at the Premises by reason of Tenant's business, or the location of the partitions, trade fixtures, or other contents of the Premises, Tenant shall, at Tenant's expense, promptly make and supply such additional sprinkler heads. Tenant shall pay to Landlord as additional rent the sum of twenty-five ($25.00) Dollars on the first day of each month during the term of this Lease, as Tenant's portion of the contract price for sprinkler supervisory service.

G.           Water.  Landlord shall provide water for ordinary drinking, cleaning, pantry, and lavatory purposes, but if Tenant requires, uses or consumes water for any other purposes or in unusual quantities, Landlord may install a water meter at Landlord’s expense and thereby measure Tenant's water consumption for all purposes and in such event (i) Tenant shall keep said meter and installation equipment in good working order and repair at Tenant's own cost and expense; (ii) Tenant agrees to pay for water consumed, as shown on said meter, ten (10) days after bills are rendered as additional rent; and (iii) Tenant covenants and agrees to pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the realty of which they are part pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system. Tenant shall pay to Landlord, as additional rent, on the first day of each month, Fifty ($50.00) Dollars for the use of the water supplied to the Building in the absence of a water meter for the Demised Premises.

H.           Electricity Charges. a)  Tenant's demand for, and consumption of, electricity in the Premises shall be determined by submeter or submeters installed (or, if existing, retrofitted) by Landlord at Landlord's expense.  Tenant shall pay for such electric consumption within 15 days after rendition of bills therefor, which bills shall be rendered by or on behalf of Landlord separately for each meter.

(b)           The amount payable by Tenant per "KW" and "KWHR" for electricity consumed within the Premises, whether determined by meters or as otherwise provided below, shall be 105% of the amount (as adjusted from time to time, "Landlord's Rate") at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from the public utility company (including all surcharges, taxes, fuel adjustments, taxes passed on to consumers by the public utility, and other sums payable in respect thereof).  Landlord's Rate shall be determined by dividing the cost charged by said utility (averaged separately for KW and KWHRs) during each respective billing period by the number of KWs and KWHRs consumed by the Building as set forth on the utility company invoice for such period, plus the cost of line losses between the Building's master meter and Tenant's meter(s) as commercially reasonably determined by Landlord.

 (c)           At Landlord's option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord's then established reasonable charges therefor.

I.           Interruption of Services.    Landlord reserves the right to stop service of the heating, the elevator, electrical, plumbing or other mechanical systems or facilities in the Building and cleaning services when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements, or improvements which, in the commercially reasonable judgment of Landlord, are necessary to be made, until said repairs, additions, alterations, replacements, or improvements shall have been completed. Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply heat, outside air, elevator, plumbing, electricity or cleaning when prevented by exercising its right to stop service or by strikes, labor troubles or accidents or by any cause reasonably beyond Landlord's control, or by failure of independent contractors to perform or by laws, orders, rules or regulations of any federal, state, county or municipal authority or failure of suitable fuel supply, or inability by exercise of reasonable diligence to obtain suitable fuel or by reason of governmental preemption in connection with a National Emergency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.  The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.  Notwithstanding anything to the contrary contained in this Lease, in the event that, as a result of (a) lack of access for Tenant to the Premises and/or (b) the failure of any of the mechanical systems in the Premises (including, without limitation, electricity) and/or (c) the inoperability elevators to the Premises, Tenant is unable to conduct its operations in the Premises for a period of seven (7) consecutive business days then, unless the said condition or conditions hereinabove set forth result from the negligence or wrongful acts of Tenant, its agents, employees, contractors or invitees, the Fixed Rent shall thereafter abate on a per diem basis until such time as Tenant is able to resume its operations in the Premises.

30.           PARTNERSHIP TENANT.

A.           Partnership Tenants.  If Tenant's interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and as co-partners of a partnership) pursuant to Article 12 (any such partnership and such persons are referred to in this Article 30 as a "Partnership Tenant"), the following provisions of this Article 30 shall apply to such Partnership Tenant: (i) the liability of each of the parties comprising a Partnership Tenant shall be joint and several, and (ii) each of the parties comprising a Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and by any notices, demands, requests or other communications which may hereafter be given by a Partnership Tenant or by any of the parties comprising a Partnership Tenant, and (iii) any bills, statements, notices, demands, requests or other communications given or rendered to a Partnership Tenant and to all such parties shall be binding upon a Partnership Tenant and all such parties, and (iv) if a Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to a Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, and (v) a Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed (but neither Landlord's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (iv) of subsection A of this Article 30).

B.           Limited Liability Entity.  Notwithstanding anything to the contrary contained herein, if Tenant is a limited or general partnership (or is comprised of two (2) or more persons, individually or as co-partners), the change or conversion of Tenant to (i) a limited liability company, (ii) a limited liability partnership, or (iii) any other entity which possesses the characteristics of limited liability (any such limited liability company, limited liability partnership or entity is collectively referred to as a "Limited Liability Successor Entity"), shall be prohibited unless the prior written consent of Landlord is obtained, which consent may be withheld in Landlord's sole discretion.  Notwithstanding the foregoing, Landlord agrees not to unreasonably withhold or delay such consent provided that:

(a)           The Limited Liability Successor Entity succeeds to all or substantially all of Tenant's business and assets;

(b)           The Limited Liability Successor Entity shall have a net worth, determined in accordance with generally accepted accounting principles, consistently applied, of not less than the greater of the net worth of Tenant on (1) the date of execution of this Lease, or (2) the day immediately preceding the proposed effective date of such conversion;

(c)           Tenant is not in default of any of the terms, covenants or conditions of this Lease on the proposed effective date of such conversion;

(d)           Tenant shall cause each partner of Tenant to execute and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, wherein each such partner agrees to remain personally liable for all of the terms, covenants and conditions of this Lease that are to be observed and performed by the Limited Liability Successor Entity; and

(e)           Tenant shall reimburse Landlord within ten (10) business days following demand by Landlord for any and all reasonable costs and expenses that may be incurred by Landlord in connection with said conversion of Tenant to a Limited Liability Successor Entity, including, without limitation, any attorney's fees and disbursements.

31.           VAULT SPACE. Any vaults, vault space or other space outside the boundaries of the Real Property, notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy is to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Federal, State or Municipal authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any governmental authority for any such vaults, vault space or other space shall be paid by Tenant.

32.           SECURITY DEPOSIT. (a) Tenant shall deposit with Landlord on the signing of this Lease the Security Deposit (as defined in and subject to the provisions of Article 1A.(xiii) of this Lease) as security for the faithful performance and observance by Tenant of and subject to the provisions of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord herein provided. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent and additional rent, Landlord may apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend by reason of Tenant's default (beyond any applicable grace or cure period) in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit so deposited, Tenant, within ten (10) days' after receipt of notice from Landlord, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a material default pursuant to Article 17 of this Lease. If Tenant shall comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit shall promptly be returned to Tenant after the Expiration Date and after delivery of the possession of the Premises to Landlord. In the event of a sale of the Real Property or the Building, Landlord shall have the right to transfer the Security Deposit to the vendee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new Landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Landlord shall retain the Security Deposit in an interest bearing account in a banking institution having an office in the City of New York, County of New York having a net worth value in excess of $500,000,000.00 at a customary rate of interest for the benefit of the Tenant and same shall form part of the Security Deposit.

           (b)   (Omitted).

33.           CAPTIONS. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

34.           ADDITIONAL DEFINITIONS.

A. The term "office" or "offices", wherever used in this Lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes or for manufacturing.

B. The words "reenter" and "reentry" as used in this Lease are not restricted to their technical legal meaning.

C. The term "rent" as used in this Lease shall mean and be deemed to include Rent, any increases in Rent, all additional rent and any other sums payable hereunder.

D. The term "business days" as used in this Lease shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as legal holidays and union holidays for those unions that materially affect the delivery of services in the Building.

35.           PARTIES BOUND. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

36.           BROKER. Each of the parties hereby represent and warrant to each other that they have  dealt directly with (and only with), the Broker (as defined in Article 1 herein) as broker in connection with this Lease, and that no other broker negotiated this Lease or is entitled to any commission in connection therewith; and each party covenants and agrees to pay, hold harmless and indemnify the other party from and against any and all cost, expense (including reasonable attorney’s fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than the Broker, with respect to this Lease or the negotiations thereof, arising from, the indemnifying party’s  acts, conduct or conversations.  The execution and delivery of this Lease by Landlord shall be conclusive evidence that Landlord has relied upon the foregoing representation and warrant.  This Article shall survive the expiration or sooner termination of this Lease. Broker shall be entitled to one full commission, provided under a separate agreement between Landlord and Broker.

37.           INDEMNITY. Tenant shall not, in its manner of use of the Premises, do or permit any act or thing to be done upon the Premises which will subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify and save harmless Landlord from and against all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorney fees, incurred or arising from (i) any wrongful act, omission or negligence of Tenant, its contractors, licensees, agents, employees, invitees or visitors including any claims arising from any act, omission or negligence of Landlord or Landlord or Tenant, (ii) any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises, (iii) any accident, injury or damage to any person, entity or property, occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage resulted from the negligence or wrongful acts of Tenant or Tenant’s agents, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord or Tenant (iv) any breach or violation of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (v) Tenant, or any of Tenant's contractors, licensees, agents,  employees, invitees or visitors causing or permitting any Hazardous Substance (as hereinafter defined) to be brought upon, kept or used in or about the Premises or the Real Property or any seepage, escape or release of such Hazardous Substances from in or out about the Premises.  The term "Hazardous Substances" shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law.  Tenant’s liability under this Lease extends to the negligence or wrongful acts of any subtenant and any contractor, licensee, agent, employee, invitee or visitor of any subtenant.  As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term "Landlord" shall mean the Landlord herein named and its managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, successors and assigns.  This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the reasonable cost of the defense thereof (excluding punitive and/or special damages). This Paragraph shall survive the expiration or sooner termination of this Lease.

38.           ADJACENT EXCAVATION SHORING. If an excavation shall be made upon land adjacent to the Premises, Tenant shall afford to the person causing or authorized to cause such excavation, license to reasonably enter upon the Premises for the purpose of doing such work as shall becommercially reasonably necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Rent.

39.           MISCELLANEOUS.

A.           No Offer. This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord unless and until (a) Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant, (b) the delivery of a valid insurance certificate complying with the requirements hereof and (c) the receipt by the Landlord of good usable funds for the payment of the first monthly installment of rent and the Security Deposit unless required due to more frequent sales or financings.

B.           Certificates. From time to time, within ten (10) days next following request by Landlord or the mortgagee of a Mortgage but not more than twice in any 12 month period, (unless required due to more frequent sales or financings), Tenant shall deliver to Landlord or such mortgagee, as the case may be, a written statement executed and acknowledged by Tenant, in form commercially reasonably satisfactory to Landlord or such mortgagee, (i) stating that this Lease is then in full force and effect (if that is the case) and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Rent, additional rent and other charges hereunder have been paid, together with the amount of fixed base monthly Rent then payable, (iii) stating whether or not, to the knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (iv) stating the amount of the security deposit under this Lease, (v) stating whether there are any subleases affecting the Premises, (vi) stating the address of Tenant to which all notices and communications under the Lease shall be sent, (vii) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and (viii) as to any other matters requested reasonably by Landlord or such mortgagee. Tenant acknowledges that any statement delivered pursuant to this subsection B may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building, or by any mortgagee of a Mortgage, or by any assignee of any mortgagee of a Mortgage.

C.           Directory Listings. Landlord agrees to provide Tenant, at Landlord's sole cost and expense, with listings of Tenant's name on the directory in the lobby of the Building. Upon written request by Tenant, Landlord agrees to provide Tenant with additional listings on such directory, at Tenant's sole cost and expense, provided Tenant shall be limited to a number of listings determined by multiplying Tenant's Proportionate Share by the total number of spaces for listings on such directory.

D.           Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing entity qualified to do business in the State of New York and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

E.           Signage. Tenant shall not exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering on any portion of the Building or the outside of the Premises and in the lobby of the Premises without the prior written consent of Landlord in each instance. A plan of all signage or other lettering proposed to be exhibited, inscribed, painted or affixed on the entry door(s) of, and in the lobby of, the Premises shall be prepared by Tenant in conformity with building standard signage requirements (if any) and submitted to Landlord for Landlord's consent, which consent shall not be unreasonably withheld, delayed or otherwise conditioned.  Upon the granting of Landlord’s consent, Tenant may install such signage at Tenant's sole cost and expense.  Upon installation of any such signage or other lettering, such signage or lettering shall not be removed, changed or otherwise modified in any way without Landlord's prior written approval, which approval shall not be unreasonably withheld, delayed or otherwise conditioned.  Any signage, advertisement, notice or other lettering which shall be exhibited, inscribed, painted or affixed by or on behalf of Tenant in violation of the provisions of this section may be removed by Landlord and the cost of any such removal shall be paid by Tenant as additional rent.  Tenant shall not exhibit, inscribe, paint or affix on any part of the Premises or the Building visible to the general public any signage or lettering including the words "temporary" or "personnel".

F.           Consents and Approvals.  All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord or the written approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.  Wherever in this Lease Landlord's consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval.  Tenant's sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

G.           Governing Law.  This Lease shall be deemed to have been made in New York County, New York, and shall be construed in accordance with the laws of New York.  All actions or proceedings relating, directly or indirectly, to this Lease shall be litigated only in courts located within the County of New York.  Landlord and Tenant, any guarantor of the performance of Tenant’s obligations hereunder and their respective successors and assigns, hereby subject themselves to the jurisdiction of any state or federal court located with such county, and shall be subject to service provided that the terms, provisions and conditions of Article 27 are adhered to.

H.           (Omitted).

40.           HAZARDOUS SUBSTANCES.  Tenant shall not permit the presence, handling, use, storage or transportation of Hazardous Substances in or about the Premises or the Building and Tenant shall, at its sole cost and expense, perform any and all Remedial Work arising from, growing out of or related to any breach of the foregoing covenant by Tenant.  The term “Remedial Work” shall mean all investigation, monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work or response action undertaken in connection with (a) any “Environmental Laws” (as hereinafter defined), (b) any order of any governmental authority having jurisdiction over the Premises and/or the Building, or (c) any final judgment, consent decree, settlement or compromise with respect to any “Hazardous Substances Claims” (as hereinafter defined).  The term “Hazardous Substances Claims” shall mean any and all enforcement, clean-up, removal, remedial or other governmental or regulatory actions, agreements or orders threatened in writing, instituted or completed pursuant to any Environmental Laws and any and all other actions, proceedings, claims, written demands or causes of action, whether meritorious or not (including, without limitation, third party claims for contribution, indemnity, personal injury or real or personal property damage), that, in each case, relate to, arise from or are based, in whole or in part, on the occurrence or alleged occurrence of any violation or alleged violation of or responsibility under any applicable Environmental Law relating to the Premises and/or the Building or to the ownership, use, occupation or operation thereof.  The term “Environmental Laws” shall mean any and all present and future federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), court or administrative orders or decrees, requirements of permits issued with respect thereto, and other requirements of governmental authorities having jurisdiction over the Premises and/or the Building relating to protection of the environment, to public health and safety or any Hazardous Substances (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601, et seq., as heretofore or hereafter amended from time to time).

41.           LANDLORD'S TERMINATION OPTION.  Landlord shall have the right at any time to cancel and terminate this Lease in the event Landlord shall decide to demolish or rehabilitate the Building (the "Termination Option"), provided that Landlord shall give notice to Tenant of Landlord's exercise of the Termination Option not later than six (6) months prior to the proposed termination date set forth in such notice. In the event Landlord shall give such notice of termination pursuant to the provisions of this Article 41, this Lease shall come to an end and expire on the termination date set forth in the notice of termination, with the same force and effect as though said date were the Expiration Date, unless sooner terminated pursuant to any other term, covenant or condition of this Lease, or pursuant to law.

42.   LANDLORD'S OPTION TO RELOCATE TENANT.  Landlord shall have the right, upon not less than sixty (60) days prior written notice (the "Relocation Notice") to Tenant, to relocate Tenant, at Landlord's sole expense, to other space located in the Building (the "Substitution Space") of substantially comparable size and condition as the Premises, in which event Tenant shall vacate the Premises on the date specified in the Relocation Notice and enter into an amendment of this Lease with Landlord to provide for (i) the deletion of all reference to the Premises and the insertion of the Substitution Space in place thereof, (ii) a fixed annual rent equal to the then current fixed annual rent per square foot payable by Tenant under this Lease multiplied by the number of rentable square feet in the Substitution Space and (iii) a modification  of the definitions of Tenant's Proportionate Share (as currently defined in Article 1 hereof) to accurately represent the percentage which the Substitution Space bears to the total rentable area of the Building and to accurately represent that portion of the fixed annual rent for the Substitution Space.  In all other respects, the terms and conditions contained in this Lease (including escalations and base years) shall remain unmodified and continue in full force and effect.

43.           CONDOMINIUM.  This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any past, present and future condominium declaration and by-laws, as same may be amended from time to time (collectively, the "Declaration") which Declaration has been and/or shall be recorded in connection therewith including those which were executed in order to convert the Building (or any part thereof) to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto.  If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominium conversion, including, without limitation, appropriate adjustments to Tenant's Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment and the foregoing subordination shall not reduce Tenant's rights or increase Tenant's obligations under this Lease (in either case other than in a non-material respect) including, without limitation, any reduction in the obligations of Landlord under the Lease with respect to the Building, its mechanical systems, elevators and roof.  Subject to the above terms of this Section, Tenant shall comply with the terms, covenants and conditions, of the Declaration with respect to this Lease.

44. It is acknowledged and agreed that in the preparation of this lease, indistinguishable contributions were made by the attorneys and other representatives of both Landlord and Tenant and that Landlord and Tenant each waives any and all rights, either in law or in equity, to have this lease or any part thereof interpreted in favor of one party over the other on the basis of lease draftsmanship and preparation.

45.	Intentionally Omitted.

46.	Intentionally Omitted.

47.01.     Renewal Right.  (a)  Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated and (ii) Tenant shall not be in default under this Lease beyond any applicable grace or cure periods, Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for an additional five (5) year period (the "Renewal Term"), to commence at the expiration of the initial Term.

(b)           The Renewal Option shall be exercised with respect to the entire Premises only and shall be exercisable by Tenant giving notice to Landlord (the "Renewal Notice") at least 18 months before the last day of the initial Term.  Time is of the essence with respect to the giving of the Renewal Notice.

47.02.   Renewal Rent and Other Terms.  (a)  The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 47.02; (ii) Tenant shall accept the Premises in its "as is" condition at the commencement of the Renewal Term, and Landlord shall not be required to perform Landlord's Work or any other work, pay the Work Allowance or any other amount or render any services to make the Premises ready for Tenant's use and occupancy or provide any abatement of Fixed Rent or Additional Charges, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term.

(b)           The annual Fixed Rent for the Premises for the Renewal Term shall be 95% of the Fair Market Rent (“Rental Value”) and (ii) the Tax Payment payable with respect to the Tax Year ending immediately before the commencement of the Renewal Term.  "Fair Market Rent" means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all relevant factors, which relevant factors include, without limitation, (a) the “as is” condition, (b) the Renewal Term is for five (5) years (c) any similar leasing of premises such as the Premises would entail a brokerage commission to a leasing broker (d) the limitation of the Permitted Uses, (e) the location of the Premises and (f) the various terms of this Lease, including the Tax Escalation.

(c)           If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the "Rent Notice") at least 90 days before the last day of the initial Term of Landlord's determination of the Fair Market Rent ("Landlord's Determination").  If Landlord's Determination exceeds the Annual Rent, then Tenant shall notify Landlord ("Tenant's Notice"), within 20 days after Tenant's receipt of the Rent Notice, whether Tenant accepts or disputes Landlord's Determination, and if Tenant disputes Landlord's Determination, Tenant's Notice shall set forth Tenant's determination of the Fair Market Rent. If Tenant fails to give Tenant's Notice within such 20 day period, Tenant shall be deemed to have accepted Landlord's Determination.

(d)           If Tenant timely disputes Landlord's Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant's Notice,  then the Fair Market Rent shall be determined as follows:  Such dispute shall be resolved by arbitration conducted in accordance with the Real Estate Valuation Arbitration Rules (Expedited Procedures) of the AAA, except that the provisions of this Section 47.02(d) shall supersede any conflicting or inconsistent provisions of said rules.  The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York, by a panel of 3 arbitrators in accordance with this Section 47.02(d).  Landlord and Tenant shall each appoint their own arbitrator within 7 days after the giving of notice by either party.  If either Landlord or Tenant shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within 7 days after such party's failure to appoint.  Such two arbitrators shall have 7 days to appoint a third arbitrator who shall be impartial.  If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 14 days of such request and both parties shall be bound by any appointment so made within such 14-day period.  If no such third arbitrator shall have been appointed within such 14 days, either Landlord or Tenant may apply to any court having jurisdiction to make such appointment.  The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.  Within 14 days after the third arbitrator has been appointed, each arbitrator shall render its determination of the Fair Market Rent in writing and shall submit same to each of the other arbitrators, and to Landlord and Tenant.  If at least two of the three arbitrators shall concur in their determination of the Fair Market Rent, their determination shall be final and binding upon the parties.  If the arbitrators fail to concur, then the Fair Market Rent shall be equal to 50% of the sum of the two determinations by the arbitrators closest in amount, and such amount shall be final and binding upon the parties.  The fees and expenses of any arbitration pursuant to this Section 47.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof.  The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.  Each arbitrator shall have at least 10 years' experience in leasing and valuation of properties in the Borough of Manhattan, City and State of New York which are similar in character to the Building.  After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.

(e)           If Tenant disputes Landlord's Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Determination based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were (i) less than the Rental Value payable for the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within 10 days after demand therefor or (ii) greater than the Rental Value payable for the Renewal Term, Landlord shall credit the amount of such excess against the immediately following future installments of Fixed Rent payable by Tenant.

48.01.  Landlord’s Representations.

Tenant shall have access to the Building and the Premises 24 hours seven days a week.

49.01.  Filing of Lease.

Tenant is a public corporation and, as such, this Lease shall be filed with the Securities and Exchange Commission and Landlord has no objection to said filing.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Rosh 1450 Properties LLC, as agent

By: /s/ Joseph Moinian
Joseph Moinian, a Managing Member

HARRIS & HARRIS GROUP, INC., Tenant

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

_______________________________
Tenant’s Tax I.D. Number

EXHIBIT 1

Floor Plan of Premises

SCHEDULE A

RULES AND REGULATIONS

I.
The rights of each tenant in the Building to the entrances, corridors and elevators of the Building are limited to ingress to and egress from such tenant's premises and no tenant shall use, or permit the use of the entrances, corridors, or elevators for any other purpose. No tenant shall invite to its premises, or permit the visit of persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by other tenants. No tenant shall encumber or obstruct, or permit the encumbrances or obstruction of any of the sidewalks, plazas, entrances, corridors, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building, the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.

II.
Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Tenants' employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and the tenant with respect thereto. Each tenant shall be responsible for all persons for whom it requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation or interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from a tenant's premises or the Building under the provisions of this rule.

III.
No tenant shall obtain or accept for use in its premises barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services. Such services shall be furnished only at such hours, within the tenant's premises and under such regulation as may be reasonably fixed by Landlord.

IV.	No window or other air-conditioning units shall be installed by any tenant, and only such window coverings as are supplied or permitted by Landlord shall be used in a tenant's premises.

V.
There shall not be used in any space, nor in the public halls of the Building, either by any tenant, jobber or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

VI.
All entrance doors in each tenant's premises shall be left locked when the tenant's premises are not in use. Entrance doors shall not be left open at any time. All windows in each tenant's premises shall be kept closed at all times and all blinds therein above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the air-conditioning system to cool or ventilate the tenant's premises.

VII.
No noise, including the playing of any musical instruments, radio or television, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. No dangerous, inflammable, combustible or explosive object, material or fluid shall be brought into the Building by any tenant or with the permission of any tenant.

VIII.
Each tenant shall be required to use Landlord's designated locksmith and may only install such locks and other security devices as Landlord reasonably approves.  Each tenant shall furnish Landlord with keys to its respective premises so that Landlord may have access thereto for the purposes set forth in the Lease. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any tenant's premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for a tenant's premises and toilet rooms shall be procured only from Landlord, which may make a reasonable charge therefore. Upon the termination of a tenant's lease, all keys of the tenant's premises and toilet rooms shall be delivered to Landlord.

IX.
Each tenant, shall, at its expense, provide artificial light in the premises for Landlord's agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

X.	No tenant shall install or permit to be installed any vending machines.

XI.
No animals or birds may be brought into or kept in or about the Building; Tenant acknowledges that any violation of this Rule and Regulation will impair the first class character and reputation of the Building and shall be a material default under this Lease. In addition, no bicycles, mopeds or vehicles of any kind shall be brought into or kept in or about the Building or permitted therein.

XII.
No furniture, office equipment, packages or merchandise will be received in the Building or carried up or down in the elevator, except between such hours as shall be designated by Landlord. Landlord shall prescribe the charge for freight elevator use and the method and manner in which any merchandise, heavy furniture, equipment or safes shall be brought in or taken out of the Building, and also the hours at which such moving shall be done. No furniture, office equipment, merchandise, large packages or parcels shall be moved or transported in the passenger elevators at any time.

XIII.
All electrical fixtures hung in offices or spaces along the perimeter of any tenant's Premises must be fluorescent, of a quality, type, design and bulb color reasonably approved by Landlord unless the prior consent of Landlord has been obtained for other lamping.

XIV.
The exterior windows and doors that reflect or admit light and air into any premises or the halls, passageways or other public places in the Building, shall not be covered or obstructed by any tenant, nor shall any articles be placed on the windowsills.

XV.	Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent same.

XVI.
No tenant shall do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except as expressly approved in writing by Landlord. In addition, no tenant shall cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the premises. The foregoing shall not preclude tenant from having food or beverages delivered to the premises, provided that no cooking or food preparation shall be carried out at the premises.

XVII.	No tenant shall generate, store, handle, discharge or otherwise deal with any Hazardous Substances on or about the Real Property.

SCHEDULE B

LANDLORD’S INITIAL CONSTRUCTION

Subject to the other terms and provisions hereof, Landlord agrees, at its sole cost and expense and without charge to Tenant, to do the following work in the Premises, all of which work shall be of quality, installation, design, capacity, finish and color of the building standard adopted by Landlord for the Building hereinafter called "Building Standard" except as otherwise specified in Tenant’s Plans and Specifications.

Landlord, at Landlord’s sole expense, shall provide a “new building installation” in the Premises based on Tenant’s Plans and Specifications, which are attached hereto in Exhibit 1, which work shall be completed (except for “punchlist items”) on but not before January 1, 2010 (the “Lease Commencement Date”).  Landlord shall provide all architectural services with respect to Landlord’s Initial Construction at Landlord’s sole expense.  Landlord shall obtain all permits and approvals with respect to Landlord’s said work, at Landlord’s sole expense.  Landlord’s work shall be performed in accordance with Tenant’s Plans and Specifications as shown in Exhibit 1.

Notwithstanding anything contained herein to the contrary, Landlord’s Initial Construction shall be deemed to have been substantially completed  on the earlier of (i) the date upon which Landlord’s Initial Construction has been completed, other than (A) minor details or adjustments, (B) items which, in accordance with good construction practice, should be performed after completion of Tenant's Initial Construction and (C) any part of Landlord’s Initial Construction that is not completed due to Tenant Delay; provided, that in each case Landlord shall nevertheless remain obligated to complete Landlord’s Initial Construction and (ii) the date Tenant takes possession of the Premises for the performance of Alterations. The taking of possession of the Premises by Tenant for the performance of Alterations by Tenant or for the commencement of its business operations in the Premises shall be conclusive evidence as against Tenant that, at the time such possession was so taken, the Premises and the Building were in good and satisfactory condition and that Landlord’s Initial Construction was fully and satisfactorily completed except for minor or insubstantial details of construction or mechanical adjustment which Landlord agrees to complete with reasonable diligence after said Tenant’s taking of possession of the Premises.

SCHEDULE C

REQUIREMENTS FOR
"CERTIFICATES OF FINAL APPROVAL"

1.	All required Building Department Forms must be properly filled out and completed by the approved architect/engineer of record or Building Department expediter, as required.

2.	All forms are to be submitted to Landlord for Landlord's review and signature prior to submission of final plans and forms to the New York City Building Department, as required.

3.
All pertinent forms and filed plans are to be stamped and sealed by a licensed architect and/or professional engineer, as required.  All controlled inspections are to be performed by the architect/engineer of record unless approved otherwise by Landlord.

4.
A copy of all approved forms, permits and approved Building Department plans (stamped and signed by the New York City Building Department) are to be submitted to the building office prior to start of work.

5.	Copies of all completed inspection reports and NYC Building Department sign-offs are to be submitted to the building office immediately following completion of construction, as required.

6.	All claims, violations or discrepancies with improperly filed plans, applications, or improperly completed work shall become the sole responsibility of the applicant to resolve, as required.

7.
All changes to previously approved plans and applications must be filed under an amended application, as required.  Landlord reserves the right to withhold approvals to proceed with changes until associated plans are properly filed with the New York City Building Department, as required.

8.
The architect/engineer of record accepts full responsibility for any and all discrepancies or violations which arise out of non-compliance with all local laws and building codes having jurisdiction over the work.

9.	Landlord reserves the right to reject any and all work requests and new work applications that are not properly filed or accompanied by approved plans and building permits.

10.	All ACP's and asbestos inspections must be conducted by a licensed and fully qualified asbestos inspection agency approved by Landlord.

These forms must be furnished by the Architect/ Engineer of record or Building Department expediter (filing agency) and approved by the Landlord prior to submitting all plans and forms to the New York City Building Department for final approval.

These forms must be furnished by Tenant.

	Form	Description

_____ *	PW-1	Building Notice Application (Plan work approval application)

_____ *	PW-1B	Plumbing/Mechanical Equipment
Application and Inspection Report

_____ *	PW-1	Statement Form B

_____ *	TR-1	Amendment Controlled Inspection Report

_____	PW-2	Building Permit Form (All Disciplines)

_____	B Form 708	Building Permit "Card"

_____ *	TR-1	Certification of Completed Inspection and Certified Completion Letter by Architect/Engineer of record or Building Department expediter

_____	PW-3	Cost Affidavit Form
_____	PW-4	Equipment Use Application Form

_____ *	PW-6	Revised Certificate of Occupancy for change in use (if applicable)

	Form ACP7	New York City Department of
	or	Environmental Protection Asbestos
	Form ACP5	Inspection Report as prepared by a licensed and approved asbestos inspection agency

Building Department Equipment Use Permits for all new HVAC equipment installed under this application

Revised Certificate of Occupancy for change in use (if applicable)

*
These items must beperforated (with the date and New York City Building Department Stamp) to signify New York City Building Department Approval.  All forms must bear proper approvals and sign-offs prior to authorization given by Landlord to proceed with the work.

SCHEDULE D

TENANT ALTERATION WORK AND NEW CONSTRUCTION
CONDITIONS AND REQUIREMENTS

1.
No Alterations are permitted to commence until original Certificates of Insurance required from Tenant's general contractor (the "General Contractor") and all subcontractors complying with the attached requirements are on file with the Building office.

2.
All New York City Building Department applications with assigned BN# and permits must be on file with the Building office prior to starting work.  A copy of the building permit must also be posted on the job site by the General Contractor.  The General Contractor shall make all arrangements with Landlord's expediter for final inspections and sign-offs prior to substantial completion.

3.	The General Contractor shall comply with all Federal, State and local laws, building codes, OSHA requirements, and all laws having jurisdiction over the performance and handling of the Alterations.

4.
The existing "Class E" fire alarm system (including all wiring and controls), if any, must be maintained at all times.  Any additions or alterations to the existing system shall be coordinated with the Building office as required.  All final tie-in work is to be performed by Landlord's fire alarm vendor and coordinated by the General Contractor.  All costs for the tie-ins are reimbursable to Landlord by Tenant.

5.
All wood used, whether temporary or not, such as blocking, form work, doors, frames, etc. shall be fire rated in accordance with the New York City Building and Fire Code requirements governing this work.

6.
Building standby personnel (i.e. Building operating engineer and/or elevator operator), required for all construction will be at Landlord's discretion.  Freight elevators used for overtime deliveries must be scheduled in writing with Landlord at least 24 hours in advance, as required.  All costs associated are reimbursable to Landlord by Tenant.

7.
The General Contractor shall comply with the Rules and Regulations of the Building elevators and the manner of handling materials, equipment and debris to avoid conflict and interference with Building operations.  All bulk deliveries or removals will be made prior to 8:00 a.m. and after 5:00 p.m. or on weekends, as required.

8.
No exterior hoisting will be permitted.  All products or materials specified are to be assembled on-site, and delivered to the site in such a manner so as to allow unobstructed passage through the Building's freight elevator, lobbies, corridors, etc.  The General Contractor will be responsible for protection of all finished spaces, as required.

9.
All construction personnel must use the freight elevator at all times.  Any and all tradesman found riding the passenger elevators without prior approval from Landlord will be escorted out of the Building and not be allowed re-entry without written approval from the Building office.

10.	During the performance of Alterations, Tenant's construction supervisor or job superintendent must be present on the job site at all times.

11.
During the performance of Alterations, all demolition work shall be performed after 6:00 p.m. during the week or on weekends.  This would include carting or rubbish removal as well as performing any operations that would disturb other Building tenants or other occupants (drilling, chopping, grinding, recircuiting, etc.).

12.
No conduits or cutouts are permitted to be installed in the floor slab without prior written approval from Landlord.  Landlord reserves the right to restrict locations of such items to areas that will not interfere with the Building's framing system or components.  No conduits or cutouts are permitted outside of Tenant's Premises.

13.
Plumbing connections to Building supply, waste and vent lines are to be performed after normal working hours, and coordinated with the Building manager, and are to include the following minimum requirements:

A.	Separate shutoff valves for all new hot and/or cold water supply lines (including associated access doors).

B.	Patch and repair of existing construction on floor below, immediately following completion of plumbing work (to be performed after normal working hours, as required).

14.
The General Contractor must coordinate all work to occur in public spaces, core areas and other tenant occupied spaces with Landlord, and perform all such work after normal working hours (to include associated patch and repair work).  The General Contractor shall provide all required protection of existing finishes within the affected area(s).

15.	The General Contractor must perform all floor coring, drilling or trenching after normal business hours, and obtain Landlord's permission and approval of same prior to performing such work.

16.
Convector mounted outlets and associated conduits, wiring, boxes, etc., shall be located and installed in areas where they will not hinder the operation or maintenance of existing fan coil units or prevent removal or replacement of access panels or removable covers.

17.	The General Contractor shall be responsible for all final tests, inspections and approvals associated with all modifications, deletions or additions to Building Class "E" systems and equipment.

18.
Recircuiting of existing power/lighting panels and circuits affecting Building and/or tenant operations are to be performed after normal business hours and coordinated with the Building office in advance, as required.

19.
All burning and welding to be performed in occupied or finished areas shall be performed after normal business hours and coordinated with the Building office in advance, as required.  Proper ventilation of the work area will be required in order to perform this work.

20.
The General Contractor shall provide Landlord’s managing agent and the Building office with all approved submittal and closeout documents as well as all required final inspections and Building Department sign-offs just prior to or immediately following completion of construction.

21.
Any and all Alterations to the Building sprinkler system (including draining of system) are to be performed after normal business hours and coordinated with the Building office, as required.  All costs associated with the shut down, drain and refill of the sprinkler system are reimbursable to Landlord.

22.
The General Contractor shall be responsible for any and all daily cleanup required to keep the job site clean throughout the entire course of the Alterations.  No debris shall be allowed to accumulate in any public spaces.

23.
The General Contractor shall be responsible for proper protection of all existing finishes and construction for Alterations to be performed in common Building areas.  All Alterations to be performed in occupied areas outside of the Premises shall be performed after normal business hours and coordinated with the Building office, as required.

24.
The General Contractor shall perform any and all hoisting associated with the Alterations after normal business hours.  The General Contractor will obtain all required permits and insurance to perform work of this nature.  The General Contractor shall specify hoisting methods and provide all required permits and insurance to Landlord’s managing agent and the Building office prior to commencement of Alterations.

25.
Union labor shall be used by all contractors and subcontractors performing any and all Alterations within the Building.  All contractors and subcontractors shall perform all work in a professional manner, and shall work in close harmony with one another as well as with the Building management and maintenance personnel.

26.
The General Contractor shall forward complete copies of all approved contractor submittal, and Building and Fire Department sign-offs and Statement of Responsibility forms, to the Building office immediately following completion of construction.

INSURANCE REQUIREMENTS

LIABILITY LIMITATIONS

A.
Comprehensive or Commercial General Liability Insurance written on an occurrence basis, to afford protection of $5,000,000 combined single limit for personal injury, bodily injury and/or death and Broad Form property damage arising out of any one occurrence; and which insurance shall include coverage for premises-operations (including explosion, collapse and underground coverage), elevators, contractual liability, owner's and contractor's protective liability, and completed operations liability.

B.
Comprehensive Auto Liability Insurance covering the use of all owned, non-owned and hired vehicles providing bodily injury and property damage coverage, all on a per occurrence basis, at a combined single limit of $1,000,000.

C.	Worker's Compensation Insurance providing statutory benefits for contractor's employees and Employer's Liability Coverage in an amount not less than $100,000/$500,000/$100,000.

D.	Property coverage damage to or loss of use of contractor's equipment.

CERTIFICATE HOLDER

Rosh 1450 Properties LLC
530 Fifth Avenue
18th Floor
New York, New York 10036

ADDITIONAL INSUREDS

Cushman and Wakefield
1450 Broadway
New York, New York 10018

In addition to listing each of the Additional Insureds, as noted above, the Certificate of Insurance, general liability form, shall state "The General Aggregate limit applies separately to each project."

The name and address of the Additional Insureds shall appear on the Certificate of Insurance.  The insurance agent's address and telephone number is also required.

SCHEDULE E  (Omitted)

Exhibit 2

Space	Year	Annual Rental Rate
Premises
Year	1	$248,400.00
Year	2	$254,610.00
Year	3	$260,975.25
Year	4	$267,499.63
Year	5	$274,187.12
Year	6	$281,041.80
Year	7	$288,067.85
Year	8	$295,269.54
Year	9	$302,651.28
Year	10	$310,217.56
		Monthly Rental Rate

Year	1	$20,700.00
Year	2	$21,217.50
Year	3	$21,747.94
Year	4	$22,291.64
Year	5	$22,848.93
Year	6	$23,420.15
Year	7	$24,005.65
Year	8	$24,605.80
Year	9	$25,220.94
Year	10	$25,851.46